                                                                     Exhibit 2.2



                                     SPNV

                                    RESINS

                                SALE AGREEMENT
                                --------------


                                     among

                             SHELL PETROLEUM N.V.

                                  as SELLER,

                            SHELL EPOXY RESINS INC.



                                   as BUYER,

                                SALE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I
                      DEFINITIONS/PROCEDURAL CONVENTIONS

                                  ARTICLE II
                       PURCHASE AND SALE OF SERH SHARES

2.01        Purchase and Sale of SERH Shares....................................  1
2.02        U.S. Consideration and Non-US Consideration.........................  1

                                  ARTICLE III
                                    CLOSING

3.01        Place and Time......................................................  2
3.02        Deliveries and Actions by SELLER....................................  2
3.03        Deliveries and Actions by BUYER.....................................  4

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER

4.01        Organization, Standing and Power....................................  4
4.02        Authority, Execution and Delivery...................................  4
4.03        No Conflicts........................................................  5
4.04        Consents............................................................  5
4.05        Litigation..........................................................  5
4.06        Title to Transferred Shares.........................................  6

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
                         OF SELLER ABOUT THE COMPANIES

5.01        Organization, Standing and Power....................................  6
5.02        Authority, Execution and Delivery...................................  6
5.03        No Conflicts........................................................  7
5.04        Consents............................................................  7
5.05        Litigation..........................................................  7
5.06        Compliance with Law.................................................  8
5.07        LLC Interests.......................................................  8
5.08        Absence of Certain Changes..........................................  8
5.09        Improvements and Equipment.......................................... 10
5.10        Contracts and Commitments........................................... 10
5.11        Real/Personal Property.............................................. 11
5.12        Permits and Other Operating Rights.................................. 14
5.13        No Breaches......................................................... 14

5.14        Brokers............................................................. 14
5.15        Intellectual Property............................................... 15
5.16        Environmental Matters............................................... 17
5.17        Sufficiency......................................................... 19
5.18        Tax Warranties...................................................... 19
5.19        List of Employees................................................... 22
5.20        Labour Matters...................................................... 22
5.21        Pensions............................................................ 23
5.22        Employee Matters Generally.......................................... 23
5.23        Limitation on Representations....................................... 24

                                  ARTICLE VI
                             CONDITIONS TO CLOSING

6.01        Conditions to Obligation of BUYER................................... 25
6.02        Conditions to Obligation of SELLER.................................. 25

                                  ARTICLE VII
                           COVENANTS OF THE PARTIES

7.01        Covenants of SELLER................................................. 26
7.02        Consummation of Transactions........................................ 27
7.03        Books and Records; Furnishing Information........................... 27
7.04        Post-Closing Assistance - Consents.................................. 29
7.05        Further Assurances.................................................. 31
7.06        Restrictions on Business Activities................................. 31
7.07        Performance Bonds and Guaranties.................................... 32
7.08        Restrictions on Use of Shell Name................................... 32
7.09        Indebtedness........................................................ 33
7.10        Execution and Delivery of Master Sale Agreement..................... 33
7.11        Shell Epoxy Resins France S.A.S..................................... 33
7.12        Assignment of Contracts............................................. 33
7.13        Completion of Hivedowns............................................. 33

                                 ARTICLE VIII
                SURVIVAL; LIMITATIONS OF REMEDIES AND SCHEDULES

8.01        Survival of Representations and Warranties.......................... 34
8.02        Limitation on Remedy................................................ 35
8.03        Amendments of the SELLER Disclosure Letter.......................... 36
8.04        SELLER Disclosure Letter............................................ 36
8.05        Tax Claims.......................................................... 36


                                  ARTICLE IX
                                INDEMNIFICATION

9.01        General Indemnification............................................. 36
9.02        Indemnification Covered in other Agreements/Schedules............... 38
9.03        Exclusive Remedy.................................................... 38


                                   ARTICLE X
                          TERMINATION AND ABANDONMENT

10.01       Methods of Termination Without Default.............................. 39
10.02       Failure to Pay SER Note............................................. 39

SCHEDULES

Schedule A                 Definitions and Procedural Conventions
Schedule B                 Definition of Products
Schedule C                 Knowledge
Schedule D                 Permitted Liens
Schedule E                 Feedstock Agreements
Schedule F                 SUMFs

EXHIBITS

Exhibit A                  SERH Note
Exhibit B                  Environmental Agreement
Exhibit C                  Human Resources Agreement
Exhibit D                  Intellectual Property Transfer and License Agreement
Exhibit E                  Financial Services Transition Agreement
Exhibit F                  Tax Deed
Exhibit G                  Trademark Agreement
Exhibit H                  IT Interim Services Agreement
Exhibit I                  List of Companies

                                SALE AGREEMENT
                                --------------


      This Sale Agreement, dated this 11/th/ day of September, 2000 (the "Agreement" or the "Non-US Sale Agreement"), is made between SHELL PETROLEUM N.V., a public limited liability company (naamloze vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office in The Hague, The Netherlands, registered at the commercial register of the Hague under number 27002687 ("SELLER"), and SHELL EPOXY RESINS, INC., a Delaware corporation ("BUYER") (SELLER and BUYER are collectively referred to herein as the "Parties" and singularly as a "Party").

      WHEREAS, SELLER owns all of the outstanding capital stock of Shell Epoxy Resins Holdings B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office in The Hague, The Netherlands, registered with the commercial register of The Hague under number 27182096 ("SERH"), and SERH owns all of the outstanding capital stock of the companies listed on Schedule J (together with SERH, the "Companies").

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, SELLER and BUYER hereby agree as follows:

                                   ARTICLE I

                      DEFINITIONS/PROCEDURAL CONVENTIONS
                      ----------------------------------

      Unless the context shall otherwise require, terms used and not defined herein shall have the meanings set forth in Schedule A hereto, and all rules as to usage and procedural conventions set forth in Schedule A shall govern this Agreement.

                                  ARTICLE II

                       PURCHASE AND SALE OF SERH SHARES
                       --------------------------------

      2.01  Purchase and Sale of SERH Shares. Subject to the terms and
            --------------------------------
conditions set forth herein, SELLER as legal and beneficial owner hereby sells and transfers to BUYER, and BUYER hereby purchases and accepts from SELLER, all of the outstanding shares of SERH (the "Purchased Shares").

      2.02 Purchase Amount. At the Closing, BUYER shall, as consideration for
           ---------------
the purchase of the Purchased Shares deliver to SELLER a promissory note in an aggregate principal amount equal to US$662,000,000 containing the terms and in substantially the form set forth in Exhibit A (the "SERH Note").

                                  ARTICLE III

                                    CLOSING
                                    -------

     3.01  Place and Time.  Unless this Agreement is earlier terminated
           --------------
pursuant to Article X, the Closing shall be at the offices of SELLER in The Hague, The Netherlands, or at such other location mutually agreed upon by the Parties, and shall occur immediately prior to the closing of the transactions contemplated by the Master Sale Agreement.

     3.02  Deliveries and Actions by SELLER.  At the Closing, SELLER agrees to
           --------------------------------
perform as follows (with BUYER receiving a copy of any agreement or document delivered to SERH):

           (a) Environmental Agreement.  SELLER shall execute and deliver to
               -----------------------
     BUYER (or such Person as BUYER may direct) the Environmental Agreement.

           (b) Tax Deed.  SELLER shall execute and deliver to BUYER (or such
               --------
     Person as BUYER may direct) the Tax Deed.

           (c) Resolutions.  SELLER shall deliver to BUYER or such Person as
               -----------
     BUYER may direct) a certified copy of the power of attorney of SELLER authorizing the execution and delivery by SELLER, of the Transaction Documents to be executed at the Closing to which it is a party.

           (d) Books and Records.  SELLER shall deliver to BUYER (or to any
               -----------------
     Person whom BUYER may nominate as agent) the statutory books, the deed of incorporation (and any subsequent amendment thereto) and the shareholders' register or equivalent thereof of each of the Companies.

           (e) Resignations.  SELLER shall procure from the present members of
               ------------
     the managing and supervisory boards and/or board of directors as the case may be of each of the Companies (other than any managing, supervisory or other director whom BUYER may wish to continue in office) to resign their offices as such and to relinquish any rights which they may have in respect of being a managing or supervisory director in favour of the relevant Company.

           (f) Auditors.  If required by BUYER, SELLER shall procure the present
               --------
     auditors of SERH and each of the Companies to resign their office as such with effect from Closing, and to deposit at the relevant registered office a letter notifying their resignation, acknowledging that they have no claim against the relevant Company.

           (g) Meetings.  SELLER shall procure shareholders' meetings and/or as
               --------
     appropriate board meetings of each of the Companies be held at which:

               (1) all existing instructions issued by or in respect of each of the Companies to banks shall be revoked and new instructions shall be given to such banks in such form as BUYER may direct;

               (2) the situation of the registered office of each of the Companies shall be changed to such address as BUYER may nominate;

               (3) each of the persons nominated by BUYER shall be appointed to the managing board, supervisory board or board of directors of each or any Company, as BUYER shall direct, such appointment to take effect on the Closing Date;

               (4) the resignation of the Persons referred to in paragraph (f) above shall be tendered and accepted so as to take effect at the closing of the meeting; and

               (5) the annual date to which the statutory accounts of each of the Companies are made up to shall be changed in accordance with any instructions given by BUYER.

           (h) IT Interim Services Agreement.  SELLER shall execute and deliver
               -----------------------------
     to Shell Epoxy Resins Nederland B.V. ("SERN") the IT Interim Services Agreement.

           (i) Financial Services Transition Agreement.  SELLER shall execute
               ---------------------------------------
      and deliver to SERN the Financial Services Transition Agreement.

           (j) Intellectual Property Transfer and License Agreement.  SELLER
               ----------------------------------------------------
     shall procure that the Intellectual Property Transfer and License Agreement and the Trademark Agreement are executed by the parties thereto and delivered to the BUYER.

           (k) Purchased Shares.  SELLER, SERH and BUYER shall execute a
               ----------------
     notarial deed effecting the transfer and acceptance of the Purchased Shares and the acknowledgment of the transfer drawn up in accordance with Netherlands law and in which SELLER gives discharge in respect of the consideration in relation to the Purchased Shares, to be executed before a civil law notary to be selected by BUYER.

           (l) SELLER shall procure the prompt registration of such resolutions as are required to be registered with the relevant authority.

     3.03 Deliveries and Actions by BUYER. At the Closing, BUYER agrees to
          -------------------------------
perform or procure performance as follows:

          (a) Purchase Price.  BUYER shall deliver to SELLER the SERH Note.
              --------------

          (b) Environmental Agreement.  BUYER shall execute and deliver to
              -----------------------
     SELLER the Environmental Agreement.

          (c) Tax Deed.  BUYER shall execute and deliver to SELLER the Tax Deed.
              --------

          (d) Resolutions.  BUYER shall deliver to SELLER certified copies of
              -----------
     the resolutions adopted by the board of directors (or equivalent body) of BUYER authorizing the execution and delivery by BUYER of the Transaction Documents to be executed at the Closing to which it is a party.

          (e) IT Interim Services Agreement.  SERH shall execute and deliver to
              -----------------------------
     SERN the IT Interim Services Agreement.

          (f) Financial Services Transition Agreement.  SERH shall execute and
              ---------------------------------------
     deliver to SERN the Financial Services Transition Agreement.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

          SELLER represents and warrants to BUYER as follows:

     4.01 Organization, Standing and Power. SELLER has been duly incorporated
          --------------------------------
and is validly existing under the laws of The Netherlands and has requisite power and authority to own its property and to carry on its business as presently conducted in each jurisdiction in which it conducts business. SELLER is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect.

     4.02 Authority, Execution and Delivery. SELLER has full corporate power and
          ---------------------------------
authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party and to perform its obligations under the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by SELLER of the Transaction Documents to which it is, or is specified to be, a party and the consummation by SELLER of the Transactions have been duly authorized by all necessary corporate action. This Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will, upon execution and delivery, constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) SELLER's legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to concepts of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors' rights generally.

     4.03 No Conflicts. Except as disclosed in Section 4.03 of the disclosure
          ------------
letter delivered to BUYER contemporaneously with the execution of this Agreement (the "SELLER Disclosure Letter"), which is incorporated herein as if set forth in full herein, (a) the execution and delivery by SELLER of each Transaction Document to which it is, or is specified to be, a party does not or will not, and (b) the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, in either case, (i) conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of contingent payment, termination, cancellation, acceleration, non-renewal, loss of a material benefit, or to any increased, additional or accelerated rights or entitlements of any Person, under, any provision of (A) any Organizational Document of SELLER, (B) any Contract to which SELLER or any Company is a party (other than the Common Contracts and contracts and agreements related to Information Technology) or by which SELLER or any Company or any of their respective assets or properties are bound (other than the Common Contracts and contracts and agreements related to Information Technology), or (C) any judgment or Applicable Law that is applicable to SELLER or any Company, or (ii) result in the creation of any Lien upon any of the material properties or assets of SELLER or any Company other than, in the case of clauses (i)(B), (i)(C) and (ii), any such items that would not have a Material Adverse Effect.

     4.04 Consents. Except as disclosed in Sections 4.04 and 5.04 of the SELLER
          --------
Disclosure Letter and except with respect to Common Contracts and agreements related to Information Technology, and in the case of Governmental Consents, except with respect to any jurisdiction where the total sales in the twelve months ended on December 31, 1999 of the Business proposed to be acquired by BUYER pursuant to this Agreement and the Transaction Documents were less than $1,000,000, there are no (a) Governmental Consents or (b) Contractual Consents required to be obtained or made by or with respect to SELLER in connection with the execution, delivery and performance of the Transaction Documents to which it is, or is specified to be, a party or the consummation of the Transactions, other than any such Governmental Consent or Contractual Consent the failure of which to obtain or make would not have a Material Adverse Effect. The financial data provided to BUYER for the purposes of assessing which Governmental Consents are required to be obtained is correct in all material respects (but this representation is given only to the extent that such financial information is required for the purposes of such assessment, and no representation or warranty is given in relation to such financial information for any purposes relating to this Agreement or otherwise).

     4.05 Litigation. Except as set forth in Section 4.05 of the SELLER
          ----------
Disclosure Letter, as of the date hereof, there are no (a) outstanding judgments, orders, injunctions, awards, or decrees by which SELLER is bound or subject or (b) Proceedings pending or, to SELLER's Knowledge, threatened in writing against SELLER, whether at law or in equity, whether civil or criminal in nature or before any Governmental Entity, in either case, that (i) challenges or seeks to restrain or prohibit any of the Transactions, or (ii) seeks to impose limitations on the ability of BUYER to acquire, hold, or exercise full rights of ownership over the Companies.

     4.06 Title to Transferred Shares. The Purchased Shares constitute all of
          ---------------------------
the outstanding Equity Interests of SERH. SELLER is the legal and beneficial owner of all of the issued and outstanding Equity Interests of SERH, and such Equity Interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, free of all Liens. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, except as contemplated herein, to which SELLER is a party or by which SELLER is bound, obligating SELLER to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in any Company or any securities or obligations convertible into or exchangeable for Equity Interests in any Company or to grant, extend or enter into any such option, warrant, convertible security, call right, commitment, preemptive right or agreement.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                         OF SELLER ABOUT THE COMPANIES
                         -----------------------------

          SELLER represents and warrants to BUYER as follows:

     5.01 Organization, Standing and Power. Each Company is duly incorporated,
          --------------------------------
organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so incorporated, organized or formed, and each Company has the full legal right and full corporate, partnership or limited liability company power and authority necessary to enable it to own and lease the properties and assets it currently owns and leases and to conduct its business as such business is currently being conducted. Each Company is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except where failure to so qualify would not have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each Company have been provided to BUYER, in each case, as amended and in effect.

     5.02 Authority, Execution and Delivery. Each Company has the full legal
          ---------------------------------
right and corporate, partnership or limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party and to perform its obligations under the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by each Company of the Transaction Documents to which it is, or is specified to be, a party and the consummation by each Company of the Transactions have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will, upon execution and delivery, constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) each Company's legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to concepts of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors' rights generally.

     5.03 No Conflicts.  Except as disclosed in Section 5.03 of the SELLER
          ------------
Disclosure Letter, (a) the execution and delivery by each Company of each Transaction Document to which it is, or is specified to be, a party does not or will not, and (b) the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, in either case, (i) conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of contingent payment, termination, cancellation, acceleration, non-renewal, loss of a material benefit, or to any increased, additional or accelerated rights or entitlements of any Person, under, any provision of (A) any Organizational Document of any Company (B) any Contract to which any Company is a party (other than contracts and agreements related to Information Technology) or by which any Company or any of its assets or properties are bound (other than contracts and agreements related to Information Technology) or (C) any judgment or Applicable Law that is applicable to any of the Companies, or (ii) result in the creation of any Lien upon any of the material properties or assets of any of the Companies, other than, in the case of clauses (i)(B), (i)(C) and (ii), any such items that would not have a Material Adverse Effect.

     5.04 Consents. Except as disclosed in Sections 4.04 and 5.04 of the SELLER
          --------
Disclosure Letter and except with respect to Common Contracts and agreements related to Information Technology and in the case of Governmental Consents, except with respect to any jurisdiction where the total sales in the twelve months ended on December 31, 1999 of the Business proposed to be acquired by BUYER pursuant to this Agreement and the Transaction Documents were less than $1,000,000, there are no (a) Governmental Consents or (b) Contractual Consents required to be obtained or made by or with respect to any Company in connection with the execution, delivery and performance of the Transaction Documents to which it is, or is specified to be, a party or the consummation of the Transactions, other than any such Governmental Consent or Contractual Consent the failure of which to obtain or make would not have a Material Adverse Effect. The financial data provided to BUYER for the purposes of assessing which Governmental Consents are required to be obtained is correct in all material respects (but this representation is given only to the extent that such financial information is required for the purposes of such assessment, and no representation or warranty is given in relation to such financial information for any purposes relating to this Agreement or otherwise).

     5.05 Litigation.  Except as set forth in Section 5.05 of the SELLER
          ----------
Disclosure Letter, as of the date hereof, there are no (a) outstanding judgments, orders, injunctions, awards, or decrees by which any Company is bound or subject or (b) Proceedings pending or, to SELLER's Knowledge, threatened in writing against any Company, whether at law or in equity, whether civil, administrative or criminal in nature or before any Governmental Entity, in either case, that (i) challenges or seeks to restrain or prohibit any of the Transactions, (ii) seeks damages or material injunctive relief, or (iii) seeks to impose limitations on the ability of BUYER to acquire, hold, or exercise full rights of ownership over the Companies, other than, in the case of clause (ii), any such judgments, orders, injunctions, awards, decrees or Proceedings that would not, if adversely determined, have a Material Adverse Effect. For the avoidance of doubt, indemnification obligations relating to matters set out in
Section 5.05 of the SELLER Disclosure Letter shall be governed by Section
9.01(a).

      5.06  Compliance with Law.  Except as set forth in Section 5.06 of the
            -------------------
SELLER Disclosure Letter, to SELLER's Knowledge, the operations of the Companies are in compliance with all Applicable Laws, except to the extent that any violation would not have a Material Adverse Effect.

      5.07  Equity Interests of the Companies. Except as provided in Section
            ---------------------------------
5.07 of the SELLER Disclosure Letter, SERH is the legal and beneficial owner of all of the issued and outstanding Equity Interests of the other Companies and 50% of the issued and outstanding Equity Interests of Yuka Shell Epoxy KK ("YKE"), and such Equity Interests are duly authorized, validly issued and outstanding, fully paid and non-assessable, free of all Liens. None of the Equity Interests of the Companies or the Equity Interest of SERH in YKE is subject to any agreement with respect to the voting or transfer of such interest or shares. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, except as contemplated herein, to which any Company or, to the SELLER's Knowledge, YKE is a party or by which any Company (or, as applicable, YKE) is bound, obligating any Company (or, as applicable, YKE) to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in any Company (or, as applicable, YKE) or any securities or obligations convertible into or exchangeable for such Equity Interests or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement (which, in the case of YKE, would result in the Equity Interest of SERH. falling below 50 per cent of the total issued Equity Interests relating to that company) Except as set forth in Section 5.07 of the SELLER Disclosure Letter, none of the Companies nor YKE, directly or indirectly, owns any capital stock of or other Equity Interests in any corporation, partnership or other Person (other than another Company).

      5.08  Absence of Certain Changes.  Except as set forth in Section 5.08 of
            --------------------------
the SELLER Disclosure Letter and except as required by, made necessary by reason of or contemplated by the Transaction Documents or the Transactions, since the Balance Sheet Date through the date of this Agreement:

            (a) There has been no Material Adverse Effect, other than changes relating to the economy in general or the chemical industry in general, or changes resulting from the announcement by SELLER of the transactions contemplated hereby;

          (b) The Companies have not incurred any Indebtedness that exceeds in the aggregate US$10,000,000, other than in the ordinary course of business;

          (c) There has not been created any material Lien on any of the assets, tangible or intangible, of the Companies, other than Permitted Liens;

          (d) Other than any sale, transfer or lease made pursuant to any Transfer Contract, there has not been any sale, transfer or lease of any assets of the Companies, other than in the ordinary course of business, in an aggregate amount in excess of US$10,000,000;

          (e) No physical damage, restriction or loss has been suffered by any Company that individually or in the aggregate would have a Material Adverse Effect;

          (f) Except for changes and write-ups associated with (i) the Continuing Affiliate Contracts or (ii) the establishment and implementation of a separate information system and a separate accounting process of the Business, there has not been any material change in the Tax or accounting methods or practices followed by any Company or any material change in depreciation or amortization policies or rates previously adopted or any write-up of inventory or other assets;

          (g) There has not been (i) any material change in the manner in which any Company extends discounts or credits to customers except for any such changes made in the ordinary course of business, or (ii) any material change in the manner or terms by which any Company collects its accounts receivable or otherwise deals with customers other than the utilization by the Companies of collection services provided by Ernst & Young;

          (h) There has not been any material failure by any Company to pay Non-US Payables when due, other than in the ordinary course of business;

          (i) The Companies have not liquidated or dissolved, consolidated with, or merged into or with, any other Person, or purchased or otherwise acquired all or substantially all of the assets of any Person (or of any division thereof);

          (j) The Companies have not decreased the annual spending of the Business for research and development below historic levels; and

          (k) There has not been any agreement, whether in writing or otherwise, by any Company to take any of the actions restricted by any of clauses (b), (c), (d), (f), (g), (i) or (j) in this Section 5.08.

     5.09  Improvements and Equipment. Except as set forth in Section 5.09 of
           --------------------------
the SELLER Disclosure Letter, the Improvements and the Equipment owned or leased (where any Company is responsible for maintenance or repair pursuant to the applicable lease) by the Companies have been maintained in a state of repair in accordance with general prudent industry practices except where the failure to do so would not have a Material Adverse Effect. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY TRANSACTION DOCUMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE ASSETS OF THE COMPANIES, INCLUDING REPRESENTATIONS AND WARRANTIES REGARDING (A) THE CONDITION OF SUCH ASSETS, OR (B) ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

     5.10  Contracts and Commitments.
           -------------------------

           (a) Section 5.10(a) of the SELLER Disclosure Letter contains an accurate and complete list of the contracts described below that are material (and includes a number of other contracts of the types described below that may not constitute material contracts) to which (x) any Company is a party (other than contracts described in Section 5.16 or 5.22, the Intellectual Property Agreements, the Common Contracts, the Transfer Contracts, the Continuing Affiliate Contracts and the other Affiliate Contracts) or (y) SELLER or any of its Affiliates is a party and that SELLER will transfer to such Company:

               (i)   personal property leases;

               (ii)  raw material, supply and services contracts;

               (iii) transportation and distribution contracts;

               (iv) loan agreements, indentures, promissory notes or other contracts in respect of Indebtedness, including mortgages and other instruments granting Liens;

               (v) performance bonds, guaranties and other credit support arrangements;

               (vi)  noncompete agreements;

               (vii) contracts or arrangements for the sale or purchase of assets, properties or rights;

               (viii)  product and customer sale contracts;

               (ix)    collective bargaining contracts in the Major Countries;
          and

               (x) other material contracts either involving an aggregate commitment or expenditure of more than US$5,000,000 or that generate more than US$5,000,000 in revenues and, in either case, having an unexpired duration of greater than two years.

          (b) Section 5.10(b) of the SELLER Disclosure Letter contains a list of the Common Contracts, and such list is accurate and complete in all material respects.

          (c) Section 5.10(c) of the SELLER Disclosure Letter contains a list of the Continuing Affiliate Contracts, and such list is accurate and complete in all material respects. Each of the Affiliate Contracts (other than the Continuing Affiliate Contracts) may be terminated without premium, penalty, notice or any continuing liability to any Company after the Closing.

          (d) Section 5.10(d) of the SELLER Disclosure Letter contains an accurate and complete list of the Contracts described in clause (i) of the definition of "Transfer Contracts".

          (e) Other than Contracts where a default under such Contract would not result in a Material Adverse Effect, no default by any Company a party to any Contract required to be listed on Sections 5.10(a), (c) or (d) of the SELLER Disclosure Letter (the "Material Contracts"), or any event that, with the lapse of time or the giving of notice, or both, would cause any Company that is a party to such Contract to be in material default under such Contract or give any other party to such Contract the right to terminate such Contract, has occurred. True, complete and correct copies of all written items required to be listed in Section 5.10(a), (c) and (d) of the SELLER Disclosure Letter, or reasonable summaries thereof, have been made available to BUYER.

     5.11 Real/Personal Property.
          ----------------------

          (a) Section 5.11(a) of the SELLER Disclosure Letter sets forth a correct and complete list of the Real Property. The Real Property constitutes all of the material real property owned, leased, rented or used by the Companies. Except as set forth in Section 5.11(a) of the SELLER Disclosure Letter, to SELLER'S Knowledge, none of the Companies has received notice that the Real Property is not in conformity with applicable planning laws and regulations or other requirements of any Governmental Entity including health and safety and fire regulations (excluding, however, other Environmental Laws), and all consents relating to such regulations are valid and subject only to conditions that have been satisfied, except to the extent any violations thereof would not have a Material Adverse Effect. Except as set forth in Section 5.11(a) of the SELLER Disclosure Letter, no notice in writing, action, order, condemnation or other Proceeding affecting title to the Real Property has been served and received by the Companies, except for notices that would not have a Material Adverse Effect.

          (b)  Except for Permitted Encumbrances and except as set forth in
     Section 5.11(b) of the SELLER Disclosure Letter, the Companies have unencumbered legal and good and marketable title to, or a valid leasehold interest in, all of the material Real Property and all information in respect of the material Real Property recorded at the official register is true, accurate and complete in all material respects and marketable title to all material Personal Property is owned by the Companies, in each case, free and clear of Liens.

          (c) To the extent that any of the Real Property or the Personal Property owned or leased (where any Company is responsible for the performance of repairs pursuant to the applicable lease) by the Companies has suffered any material damage by fire or other casualty that has been repaired during the one-year period prior to Closing, such repairs have been performed to the general industry standards as of the date of such repairs.

          (d) Except as required by, made necessary by reason of or contemplated by the Transaction Documents or the Transactions, since the Balance Sheet Date through the date of this Agreement:

               (i) There has been no Material Adverse Effect relating to the Real Property, other than changes relating to the economy in general or the chemical industry in general, or changes resulting from the announcement by SELLER of the transactions contemplated hereby; and

               (ii) Other than any sale, transfer or lease made pursuant to any Transfer Contract, there has not been any sale, transfer or lease of any Real Property, other than in the ordinary course of business, in an aggregate amount in excess of US$10,000,000.

          (e) Each Company has full corporate, partnership or limited liability company power and authority necessary to enable it to own and lease the Real Property it currently owns and leases.

          (f) (i) The execution and delivery by each Company of each Transaction Document to which it is, or is specified to be, a party does not or will not, and (ii) the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, in either case, (A) conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of contingent payment, termination, cancellation, acceleration, non-renewal, loss of a material benefit, or to any increased, additional or accelerated rights or entitlements of any Person, under, any provision of (1) any Material Real Property Contracts or (2) any judgment or Applicable Law that is applicable to the Companies, or (B) result in the creation of any Lien upon any of the Real Property of any of the Companies, other than any such items that would not have a Material Adverse Effect.

          (g) There are no agreements relating to the Real Property that are material (and includes a number of other agreements relating to the Real Property that may not constitute material contracts) to which any Company is a party ("Material Real Property Contracts"). Other than Material Real Property Contracts where a default under such Material Real Property Contract would not result in a Material Adverse Effect, no default by any Company a party to any Material Real Property Contract, or any event that, with the lapse of time or the giving of notice, or both, would cause any Company that is a party to such Material Real Property Contract to be in material default under such Material Real Property Contract or give any other party to such Material Real Property Contract the right to terminate such Material Real Property Contract, has occurred.

          (h) The Improvements owned or leased (where any Company is responsible for maintenance or repair pursuant to the applicable lease) by the Companies, to the extent such Improvements constitute Real Property, have been maintained in a state of repair in accordance with general prudent industry practices except where the failure to do so would not have a Material Adverse Effect. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY TRANSACTION DOCUMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE ASSETS OF THE COMPANIES, INCLUDING REPRESENTATIONS AND WARRANTIES REGARDING (A) THE CONDITION OF SUCH ASSETS, OR (B) ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

          (i) Section 5.11(i) of the SELLER Disclosure Letter contains a true and complete list of all material Permits possessed by the Companies that relate to the Real Property ("Real Property Permits"). Except as set forth in Section 5.11(i) of the SELLER Disclosure Letter, to SELLER's Knowledge, none of the Companies has received notice that the Companies do not possess all Real Property Permits reasonably necessary as of the date of this Agreement to permit operation of the Business in the manner currently conducted by the Companies and to permit the current occupancy and use of the Real Property by the Companies, except with respect to Real Property Permits where the failure to possess such Real Property Permits would not result in a Material Adverse Effect. Except as set forth in Section 5.11(i) of the SELLER Disclosure Letter, to SELLER's Knowledge, none of the Companies has received notice from any

     Governmental Entity that any such Real Property Permit has been, or will be, revoked or terminated.

          (j) As of the date hereof, there are no (a) outstanding judgments, orders, injunctions, awards, or decrees by which any Company is bound or subject or (b) Proceedings pending or, to SELLER's Knowledge, threatened in writing against any Company, whether at law or in equity, whether civil or criminal in nature or before any Governmental Entity, in either case, that
     (i) challenges or seeks to restrain or prohibit any of the Transactions as they relate to the Real Property or (ii) seeks damages or material injunctive relief against any of the Real Property, other than, in the case of clause (ii), any such judgments, orders, injunctions, awards, decrees or Proceedings that would not, if adversely determined, have a Material Adverse Effect.

          (k) Except with respect to Common Contracts and agreements related to information technology, there are no Contractual Consents required to be obtained or made under any Material Real Property Contract by or with respect to any Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such Contractual Consent the failure of which to obtain or make would not have a Material Adverse Effect.

          (l) There is appurtenant to each Real Property each right and easement necessary for its proper and existing use.

     5.12 Permits and Other Operating Rights. Section 5.12(a) of the SELLER
          ----------------------------------
Disclosure Letter contains a true and complete list of all material Permits possessed by the Companies and by SELLER and its Affiliates in respect of the Business. Except as set forth in Section 5.12(b) of the SELLER Disclosure Letter, to SELLER's Knowledge, none of the Companies has received notice that the Companies do not possess all Permits reasonably necessary as of the date of this Agreement to permit operation of the Business in the manner currently conducted by the Companies and to permit the current occupancy and use of the Real Property by the Companies, except with respect to Permits where the failure to possess such Permits would not have a Material Adverse Effect. Except as set forth in Section 5.12(b) of the SELLER Disclosure Letter, to SELLER's Knowledge, none of the Companies has received notice from any Governmental Entity that any such Permit has been, or will be, revoked or terminated.

     5.13 No Breaches. Except as set forth in Section 5.13 of the SELLER
          -----------
Disclosure Letter, to SELLER's Knowledge, there are no breaches of any representations, warranties or covenants of BUYER contained herein or in the Master Sale Agreement.

     5.14 Brokers. Except as set forth in Section 5.14 of the SELLER Disclosure
          -------
Letter, there is no banker, broker, finder or other intermediary that has been retained to act on behalf of SELLER or any Company or any of their respective Affiliates who might be entitled to any fee or commission from BUYER or any Company in connection with the Transactions.

     5.15 Intellectual Property.
          ---------------------

     Except as disclosed in Section 5.15 of the Disclosure Letter:

          (a) The Patent Rights include all material patents and patent applications owned by or under the control of SELLER or any of its Associates or any of the Companies, which were developed or acquired (and, if applicable, have been maintained) for the purposes of the Business.

          (b) Subject to the provisions of Section 7.08 (Restrictions on Use of Shell Name), the Trademarks include all registered trademarks owned by SELLER or any of its Associates or any of the Companies which (i) are used exclusively in the Business as currently conducted, or (ii) are material to the commercial sale of Products as currently conducted in the Business.

          (c) To SELLER's Knowledge, SELLER and/or its Associates have not granted to any Third Party any rights in patents, patent applications, technical information (including trade secrets but excluding for all purposes other than Excluded Technical Information) and/or trademarks, that if exercised or enforced against Company or its Associates after Closing, would materially prevent the manufacture and/or sale of Products in the same manner and to the same extent as the same Products are commercially manufactured and/or sold in the Business as currently conducted or the performance of customer technical service and manufacturing process support as currently conducted exclusively in connection with such commercial manufacture and/or sale of the same Products.

          (d) To SELLER's Knowledge, subject to obligations of SELLER and its Associates under Third Party agreements (but only for so long as such obligations continue in effect), SELLER and/or its Associates will not own or have under their control after Closing any rights in patents, patent applications, technical information (including trade secrets but excluding for all purposes other than Excluded Technical Information) and/or trademarks that are currently owned by or under the control of SELLER and/or any of its Associates and that, if exercised or enforced against any Company or its Associates after Closing, would materially prevent the manufacture and/or sale of Products in the same manner and to the same extent as the same Products are commercially manufactured and/or sold in the Business as currently conducted or the performance of customer technical service and manufacturing process support as currently conducted in the Business exclusively in connection with such commercial manufacture and/or sale of the same Products.

          (e) To SELLER's Knowledge, the Intellectual Property Agreements listed in Appendix 1 of the Intellectual Property Transfer and License Agreement and the contracts listed in Sections 5.10 (a), (b), (c), and (d) of the SELLER Disclosure Letter include all material Third Party agreements in writing existing as of Closing to which SELLER or any of its Associates or any of the Companies is a party, which provide:

               (i) a grant from a Third Party to SELLER and/or any of its Associates or any Company, in respect of rights in patents, patent applications, trademarks, or technical information that are material to the commercial manufacture and/or sale of Products as currently conducted in the Business; or

               (ii) a grant by SELLER or any of its Associates or any Company to a Third Party, other than SOC and its Affiliates, in respect of patents, patent applications, trademarks or technical information that are material to the commercial manufacture and/or sale of Products as currently conducted in the Business.

          (f) To SELLER's Knowledge, except to the extent subject to restrictions on disclosure and use pursuant to Third Party agreements (but only for so long as such restrictions remain in effect), the Resins/Derivatives Technical Information and the Shell Technical Information (as those terms are defined in the Intellectual Property Transfer and License Agreement) together with technical information, data and know-how otherwise under the possession and control of the Companies, includes all material technical information, data and know-how (other than Excluded Technical Information (as such term is defined in the Intellectual Property Transfer and License Agreement)) necessary for the manufacture, use and sale of Products as currently conducted in the Business

          (g) All renewal fees required to be paid prior to Closing for the maintenance of material patents outside the U.S. Patent Rights and/or for the maintenance of material non-U.S. Trademarks, have been paid.

          (h) Other than Intellectual Property Agreements for which a default would not result in a Material Adverse Effect, no default by any Company that is a party to any material Intellectual Property Agreement included in Appendix 1 to the Intellectual Property Transfer Agreement, or any event that, with the lapse of time or the giving of notice, or both, would cause any Company that is a party to such material Intellectual Property Agreement to be in material default under such Intellectual Property Agreement, has occurred.

          (i) There are no material claims of infringement of Third Party patents, trademarks or copyrights or of misappropriation of Resins/Derivatives Technical Information or of Shell Technical Information (other than Shell Technical Information reasonably available from Third Parties after Closing at a fee that is generally available to Persons in the chemicals industry) pending in respect of the commercial activities of the

     Business as currently conducted, and to SELLER's Knowledge, no Third Party has expressed in writing to SELLER or any Associate of SELLER or any Company within two years prior to Closing an intention to bring any such material claim of infringement or misappropriation with respect to commercial activities of the Business as currently conducted.

          (j) There are no claims for breach of any of the Intellectual Property Agreements pending in any court or administrative body or before any arbitrator against any Company or SELLER or any of SELLER's Associates in respect of the commercial activities of the Business as currently conducted, and to SELLER's Knowledge, no Third Party has expressed in writing to any Company or SELLER or any Affiliate of SELLER within two years prior to Closing an intention to bring any claim for material breach of obligations under any of the Intellectual Property Agreements with respect to commercial activities of the Business as currently conducted.

          (k) Each Company has full corporate, partnership or limited liability company power and authority necessary to enable it to hold the rights in Intellectual Property that it currently holds.

          (l) Except for any items described in clauses (a) and (b) below that seek damages or material injunctive relief in connection with any Intellectual Property owned or licensed by the Companies that would not, if adversely determined, have a Material Adverse Effect, as of the date hereof, there are no outstanding judgments, orders, injunctions, awards, or decrees by which any Company is bound or subject or (b) Proceedings pending or, to SELLER's Knowledge, threatened in writing against any Company, whether at law or in equity, whether civil or criminal in nature or before any Governmental Entity, in either case, that (i) challenges or seeks to restrain or prohibit any of the Transactions as they relate to Intellectual Property or (ii) seeks damages or material injunctive relief in connection with any Intellectual Property owned or licensed by the Companies.

     5.16 Environmental Matters.
          ---------------------

          (a) To SELLER's Knowledge: (i) except as set forth in Section 5.16(a)(i)(A) of the SELLER Disclosure Letter, the Companies hold all material Environmental Permits required under Environmental Laws as of the date of this Agreement for their operations as of the date of this Agreement (the "Relevant Environmental Permits"), and Section 5.16(a)(i)(B) of the SELLER Disclosure Letter contains a true and complete list of all Relevant Environmental Permits and neither SELLER nor any Company has received any written notice that any of the Relevant Environmental Permits will be terminated or revoked; (ii) except as disclosed on Section 5.16(a)(ii) of the SELLER Disclosure Letter, SELLER is in material compliance in relation to the operations of the Companies with all terms, conditions and provisions of all (A) Relevant Environmental

     Permits and (B) applicable Environmental Laws; provided, however, that this
                                                    --------  -------
     Section 5.16(a)(ii) does not apply to Site Contamination Issues; and (iii) except as disclosed in Section 5.16(a)(iii) of the SELLER Disclosure Letter, there are no current, pending or expressly threatened Environmental Claims relating to the Business against SELLER and/or any of the Companies, in each of (i), (ii), and (iii) above, except as would not individually or in the aggregate have a Material Adverse Effect.

          (b) SERH has full corporate power and authority to execute and deliver the Environmental Agreement and to perform its obligations under the Environmental Agreement and to consummate the Transactions contemplated by the Environmental Agreement. The execution and delivery by SERH of the Environmental Agreement and the consummation by SERH of the transactions contemplated by the Environmental Agreement have been duly authorized by all necessary corporate action. The Environmental Agreement constitutes (assuming the due authorization, execution and delivery by each other party thereto) SERH's legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to concepts of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors' rights generally.

          (c) Except as disclosed in Section 5.16(c) of the SELLER Disclosure Letter, (i) the execution and delivery by SERH of this Agreement and the Environmental Agreement does not or will not, and (ii) the consummation of the transactions contemplated by this Agreement and the Environmental Agreement and compliance with the terms of this Agreement and the Environmental Agreement will not, in either case, result in the creation of any Lien upon any of the Real Property of any of the Companies, conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of contingent payment, termination, cancellation, acceleration, non-renewal, loss of a material benefit, or to any increased, additional or accelerated rights or entitlements of any Person, under, any provision of (1) any material contract relating to Environmental Matters or (2) any judgment or Applicable Law that is applicable to the Companies, other than any such items that would not have a Material Adverse Effect.

          (d) Except as disclosed in Section 5.16(d) of the SELLER Disclosure Letter and except with respect to Common Contracts and agreements related to information technology, there are no Contractual Consents required to be obtained or made by or with respect to any Company in connection with the execution, delivery and performance of this Agreement or the Environmental Agreement, or the consummation of the transactions contemplated by this Agreement or the Environmental Agreement, other than any such Contractual Consent the failure of which to obtain or make would not have a Material Adverse Effect.

          (e) To SELLER's Knowledge, SELLER has disclosed or made available to SERH prior to execution of this Agreement all environmental reports (collectively, "Reports") with respect to the Business, the Companies or any Real Property that are in the possession of SELLER or the Companies, to the extent that such non-disclosure of such Reports would render the August 1999 HSE Assessment for the Resins Group Business of Shell Chemicals prepared by Pilko & Associates, Inc. materially misleading (whether by inaccuracy or omission).

     5.17 Sufficiency. (a) Other than services, feedstocks and goods that SELLER
          -----------
believes in good faith are reasonably available to the BUYER and the Companies from Third Parties after the Closing at prices that are generally available to Persons in the chemical industry, and excluding for purposes of this Section
5.17 all Employee Matters, all matters relating to the Intellectual Property, and all Permits not yet obtained by the Companies due to consent requirements or due to such Permits not being capable of being transferred at or prior to Closing, as of Closing, the Real Property, Improvements and Personal Property and other assets owned or leased by the Companies, together with (a) the assets and services provided to the BUYER and the Companies under the Continuing Affiliate Contracts, the SUMF Agreements, the Feedstock Agreements and the Transaction Documents and (b) the rights provided to BUYER hereunder with respect to the Common Contracts, are sufficient to operate the Business at levels currently conducted by the Business, except in all cases where the absence of any such asset or service would not have a Material Adverse Effect.

     (b) The Companies have Information Technology Systems that, in combination with the services to be received pursuant to the IT Interim Services Agreement, will be reasonably sufficient to enable the Companies to operate the Business in substantially the same manner as it was operated prior to the Closing.

     5.18 Tax Warranties.
          --------------

     Except as set forth in Section 5.18 of the SELLER Disclosure Letter:

          (a) each Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all material information required to be supplied, to any Tax Authority;

          (b) to SELLER's Knowledge, there is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from any Company or regarding the availability of any relief from tax or duty to any Company and there are no circumstances that make it likely that any such dispute or disagreement will commence;

          (c) no Company has received any written notice from any Tax Authority which required or will or may require it to withhold tax from any payment made since the Hivedown Date(s) or that will or may be made after the date of this Agreement;

          (d) each Company has duly paid any Transfer Taxes which it is required to pay and that arise out of or are payable in connection with the Hivedown;

          (e) each Company has complied with any obligation to register for the purposes of any purchase, value added, sales or other similar tax in any part of the world and has complied in all material respects with its other obligations under any legislation relating to such tax;

          (f) no Company resident in a member state of the European Union is or has been unable to recover or obtain credit for amounts in respect of value added tax which it has incurred since the Hivedown Date;

          (g) all value added tax, import duty, excise duties and other similar taxes, duties or charges payable to any Tax Authority upon the importation of goods or in respect of any assets (including trading stock) imported, owned or used by any of the Companies have been paid in full;

          (h) to SELLER's Knowledge, no Company is under any obligation to make any future payment of a revenue nature which will be prevented by any tax legislation from being deductible for corporate income tax purposes;

          (i) each Company has made all deductions in respect or on account of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted;

          (j) no Company has since the Hivedown Date acquired any asset from any other company that was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any tax;

          (k) to SELLER's Knowledge, the country which is given in Section 5.18 of the SELLER Disclosure Letter as the tax residence of each Company is the only country whose tax authorities seek to charge tax on the world-wide profits or gains of that Company and that Company has never paid tax on income, profits or gains to any tax authority in any other country except that mentioned in Section 5.18 of the SELLER Disclosure Letter in respect of it;

          (l) no Company is liable to pay any penalty, surcharge, fine or interest in connection with Tax;

          (m) no Company is a party to any transaction, agreement or arrangement
     (i) under which it may be required to make any payment for any goods, services or facilities provided to it which is materially in excess of the market value of those goods, services or facilities or to provide goods, services or facilities for a consideration which is materially less than the market value of those goods, services or facilities (ii) in consequence of which it will be liable to Tax in respect of an amount which is not in fact but is deemed for Tax purposes to be income or gains of that Company;

          (n) no Company is under an obligation after the date of this Agreement to surrender any Relief (as defined in the Tax Deed) or any right to repayment of Tax or to make any payment in respect of any surrender to another Company of any such Relief or right to repayment of Tax;

          (o) no Company owns directly or indirectly any capital stock of or other Equity Interests in any corporation, partnership or other Person (other than another Company) except as set forth in Section 5.07 of the SELLER Disclosure Letter;

          (p) there are no agreements relating to taxes that are material to which any Company is a party;

          (q) there are as of the date hereof no outstanding judgments, orders, injunctions, awards or decrees by or to which any Company is bound or subject or Proceedings pending or, to Seller's Knowledge, threatened in writing against any Company, whether at law or in equity, whether civil or criminal in nature or before any Governmental Entity, in either case, that
     (i) challenge or seek to restrain or prohibit any of the Transactions as they relate to Taxes or (ii) seek damages or material injunctive relief relating to Taxes, other than, in the case of clause (ii), any such judgments, orders, injunctions, awards, decrees or Proceedings that would not, if adversely determined, have a Material Adverse Effect; and

          (r) SELLER has full corporate power and authority to execute and deliver the Tax Deed and perform its obligations under the Tax Deed, the execution and delivery by SELLER of the Tax Deed have been duly authorised by all necessary corporate action and the Tax Deed constitutes (assuming the due authorization, execution and delivery by the other party thereto) SELLER's legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to concepts of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors' rights generally.

     5.19 List of Employees.
          -----------------

          (a) Section 5.19(a) of the SELLER Disclosure Letter is a true and correct list of the names of each of the Non-US Employees who were as at 30 June 2000 engaged in the Business or had or were intended to become employees of the Companies on a substantially full time or a continuous full time basis, and such Section of the SELLER Disclosure Letter will be updated in accordance with the provisions of the Human Resources Agreement.

          (b) Section 5.19(a) of the SELLER Disclosure Letter contains true, accurate and complete in all material respects details of each person's age, sex, length of service, job title, job group, expatriate status, location, annual pensionable salary and the amount of time each person is contracted to work in the Business expressed as a percentage of a full time equivalent.

     5.20 Labour Matters.
          --------------

          (a) Section 5.20(a) of the SELLER Disclosure Letter (Contracts and Commitments) lists the collective bargaining agreements as at the date of this Agreement affecting the Non-US employees between the Seller or the Companies and relevant trade unions, works council or other employee representative bodies within the Major Countries and to the SELLER's Knowledge within other jurisdictions to the extent that it would have a Material Adverse Effect (except for any such agreements relating to the transaction contemplated by this Agreement which are referred to in the Human Resources Agreement).

          (b) Except as set forth in Section 5.20(b) of the SELLER Disclosure Letter (Litigation):

               (i) To SELLER's Knowledge there is no pending or threatened charge or complaint against any of the Companies by any government or regulatory authority in any relevant jurisdiction in respect of the employment of the Non-US Employees;

               (ii) To SELLER's Knowledge, none of the Companies is involved in any dispute with any trade union, works council or other body representing any of the employees; and

               (iii) To the SELLER's Knowledge, none of the Companies are involved in nor is there threatened any Proceeding by any former employee of any of the Companies or any Non-US Employee against any of the Companies, in each case which would have a Material Adverse Effect.

          (c) Except as set forth in Section 5.20(c) of the SELLER Disclosure Letter (Compliance with law), to SELLER's Knowledge, SELLER and the Companies have in relation to the Non-US Employees complied with all Applicable Laws relating to their employment with SELLER and the Companies and have withheld all amounts required by Applicable Laws, except to the extent that any violation would not have a Material Adverse Effect.

          (d) To SELLER's Knowledge the Towers Perrin report to be provided by SELLER to BUYER before the date of this Agreement contains a materially complete and accurate overview of the Non-US Employees existing terms and conditions and the intended terms and conditions of the Non-US Employees as at Closing.

     5.21 Pensions.
          --------

          (a) Other than the Schemes to be listed in Section 5.21(a) of the SELLER Disclosure Letter which will be provided to the Buyer at least 30 days prior to Closing, there are in the Major Countries no legally enforceable agreements or arrangements (excluding those under any public law, statute or regulation) to which any of the Companies contribute for the payment of, provision for or contribution towards any pensions, allowances, lump sums or other like benefits on (early) retirement which are (a) for the benefit of Non US Employees or for any person who is dependent on such persons (the "Existing Schemes") or (b) which are intended to be effective for Newco Employees (as defined in the Human Resources Agreement) after the Closing Date (the "New Schemes").

          (b) With respect to the Non-US Employees each of the New Schemes complies with and has complied with in the past and has been administered in all material respects to Seller's Knowledge in accordance with all Applicable Laws, except to the extent that any violation would not have a Material Adverse Effect.

          (c) All contributions with respect to any of the Non-US Employees by any of the Companies which fall due on or before the Closing Date (including without limitation, liability for unpaid benefits, contributions for insurance premiums) with respect to any of the Existing Schemes, New Schemes or any State schemes will have been paid by the Closing Date.

     5.22 Employee Matters Generally.
          --------------------------

          (a) Except as disclosed in Section 5.22(a) of the SELLER Disclosure Letter, (i) the execution and delivery by SELLER of this Agreement and the Human Resources Agreement does not or will not, and (ii) the consummation of the transactions contemplated by this Agreement and the Human Resources Agreement and compliance with the terms of this Agreement and the Human Resources Agreement will not, in either case, (A) conflict with or result in any violation of or default (with or without notice or lapse of time, or both), or give rise to a right of contingent payment, termination, cancellation, acceleration, non-renewal, loss of a material benefit, or to any increased, additional or accelerated rights or entitlements of any Person, under any provision of (1) any material agreement relating to Employee Matters to which SELLER is a party ("Material Human Resources Contract") or (2) any judgment or Applicable Law, or (B) result in the creation of any Lien upon any of the material properties or assets of any of the Companies, other than any such items that would not have a Material Adverse Effect.

          (b) Except as disclosed in Section 5.22(b) of the SELLER Disclosure Letter and except with respect to Common Contracts and agreements related to information technology, there are no Governmental Consents or Contractual Consents required to be obtained or made by or with respect to any Company in connection with the execution, delivery and performance of this Agreement and the Human Resources Agreement or the consummation of the transactions contemplated by this Agreement and the Human Resources Agreement, other than any such Governmental Consents or Contractual Consents the failure of which to obtain or make would not have a Material Adverse Effect.

          (c) SELLER has full corporate power and authority to execute and deliver the Human Resources Agreement and to perform its obligations under the Human Resources Agreement. The execution and delivery by SELLER of the Human Resources Agreement and the consummation by SELLER of the transactions contemplated by the Human Resources Agreement have been duly authorized by all necessary corporate action. The Human Resources Agreement constitutes (assuming the due authorization, execution and delivery by each other party thereto) SELLER's legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to concepts of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and judicial decisions of general applicability relating to or affecting creditors' rights generally.

          (d) Except as set forth in Section 5.22(e) of the SELLER Disclosure Letter and except as required by, made necessary by reason of or contemplated by the Transaction Documents or the Transactions, since the Balance Sheet Date through the date of this Agreement, there has not been any material increase in the compensation of, or benefit provided to, employees (including any increase pursuant to any bonus, pension, profit-sharing, employee benefit or other plan or commitment) of the Business except in the ordinary course of business, consistent with past practices.

     5.23 Limitation on Representations.  Notwithstanding anything contained
          -----------------------------
in the Transaction Documents to the contrary, the only representations and warranties made by

SELLER with respect to (i) Intellectual Property and the Intellectual Property Agreements are those contained in Sections 5.02, 5.03, 5.15, and the representations and warranties contained in Section 5.15 only apply to Intellectual Property and the Intellectual Property Agreements, (ii) Real Property are those contained in Sections 5.02, 5.03, 5.11 and 5.17, and the representations and warranties contained in Section 5.11 only apply to Real Property, (iii) Environmental Matters are those contained in Sections 5.02, 5.03, 5.10, 5.12 and 5.16, and the representations and warranties contained in
Section 5.16 only apply to Environmental Matters, (iv) Taxes are those contained in Section 5.18, and such representations and warranties only apply to Taxes, and (v) Employee Matters are those contained in Sections 5.02, 5.03, 5.19, 5.20, 5.21, and 5.22, and the representations and warranties contained in Sections 5.19, 5.20, 5.21 and 5.22 only apply to Employee Matters, and in each case described in clauses (i) - (v) above, all other representations and warranties of SELLER shall not, and shall not be deemed to, apply to Intellectual Property, the Intellectual Property Agreements, the Real Property, Environmental Matters, Taxes or Employee Matters. Notwithstanding the foregoing, the provisions of this
Section 5.23 shall not limit SELLER's representations and warranties contained in Section 5.08 of the Master Sale Agreement.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING
                             ---------------------

     6.01 Conditions to Obligation of BUYER.  The obligation of BUYER to
          ---------------------------------
consummate the Transactions is subject to satisfaction or waiver in writing by BUYER of the following conditions:

          (a)  Master Sale Agreement.  The Master Sale Agreement has become
               ---------------------
     unconditional in all respects except for those conditions relating to this Agreement having been completed and any actions to be performed thereunder at Closing of that agreement having been performed.

     6.02 Conditions to Obligation of SELLER.  The obligation of SELLER to
          ----------------------------------
consummate the Transactions is subject to satisfaction or waiver in writing by SELLER of the following conditions:

          (a)  Master Sale Agreement.  The Master Sale Agreement has become
               ---------------------
     unconditional in all respects except for those conditions relating to this agreement having been completed and any actions to be performed at Closing of that agreement having been performed.

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES
                           ------------------------

     BUYER and SELLER hereby covenant and agree as follows:

     7.01 Covenants of SELLER. Except as disclosed in Section 7.01(a) of the
          -------------------
SELLER Disclosure Letter and as otherwise contemplated hereunder, SELLER will not permit, from the date hereof until the Closing Date, without first obtaining the written approval of BUYER (which approval will not be unreasonably withheld or delayed), any Company to:

          (a) amend in any material respect, or terminate or waive any material rights under any Contract, except for any such amendments made in the ordinary course of business;

          (b) other than in the ordinary course of business or as contemplated or made necessary by the Transaction Documents or the Transactions, enter into any material Contract either involving an aggregate commitment or expenditure of more than US$10,000,000 or that generates more than US$10,000,000 in revenues and, in either case, having an unexpired duration of greater than one year;

          (c) dissolve, liquidate, merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person;

          (d) other than changes necessary to effect a corporate name change of the Companies immediately prior to the Closing, make any material change to its Organizational Documents;

          (e) purchase any securities of any Person except for the purchase of short-term marketable securities made in the ordinary course of business;

          (f) other than pursuant to existing contracts or commitments, sell, lease or otherwise dispose of, or pledge or grant a security interest in or otherwise encumber, any of its material assets or properties;

          (g) other than dividends or distributions of cash made in accordance with the Master Sale Agreement, which shall not be limited by this Section 7.01(g) prior to the Effective Time, make, declare or pay any dividend or make any other distribution to its Equity Interest holders whether or not upon or in respect of any of its outstanding Equity Interests;

          (h) other than any Indebtedness that will be discharged, indemnified for, or assumed by SELLER in full on or prior to Closing, incur or assume any Indebtedness or guarantee any such Indebtedness, other than in the ordinary course of business; provided, that in no event shall any Company incur, assume or
               --------
     guarantee any long-term indebtedness for borrowed money;

          (i) other than changes associated with (i) the Continuing Affiliate Contracts or (ii) the establishment and implementation of a separate information system and a separate accounting process of the Business, change its financial accounting policies or methods, except as required by changes in GAAP;

          (j) make any material Tax election or, other than in the ordinary course of business, engage in any transaction or operate the Business in a manner that would directly or indirectly result in any liability for Taxes of the Companies;

          (k) terminate the employment of any of the 25 highest paid employees of the Business (which for the purposes of this Section 7.01(k) only includes the US Businesses) or hire any employees that would constitute one of the 25 highest paid employees of the Business (as so defined) as of the date hereof;

          (l) liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof);

          (m) decrease the annual spending of the Business for research and development below historic levels;

          (n) fail to collect any material accounts receivable in the ordinary course of business or pay any material Non-US Payables when due, other than in the ordinary course of business;

          (o) make any capital expenditure in excess of US$2,000,000 that is not included in the existing capital expenditure budget of the Business which is annexed to this agreement and initialed by the parties for identification; or

          (p) commit itself to do any of the foregoing.

     7.02 Consummation of Transactions.  Subject to the terms and conditions
          ----------------------------
of this Agreement, each of SELLER and BUYER shall use its reasonable efforts to cause all conditions precedent to its obligations under this agreement and the conditions precedent to the obligations of the parties under the Master Sale Agreement to be satisfied and to consummate the Transactions to be satisfied as soon as possible.

     7.03 Books and Records; Furnishing Information.
          -----------------------------------------

          (a) After the Closing, SELLER agrees to make available to BUYER, for inspection and copying at BUYER's expense, at reasonable times after request therefor, any records and documents (other than books and records related to any Intellectual Property) relating to the Business that were retained by SELLER that, at the time of said request, are in SELLER's possession or control, other than documents for which SELLER has a legal privilege or a legal or contractual restriction in making available and other than portions of records and documents that do not relate to the Business. In addition, after the Closing, SELLER agrees to make available to BUYER financial data and other information retained by SELLER to the extent relating to the Business other than financial data or other information as to which SELLER has a legal privilege or a legal or contractual restriction, and shall make available SELLER's employees with knowledge of the Companies, as BUYER shall from time to time reasonably request, to permit BUYER to prepare any Tax Return for periods from and after the Closing Date and in connection with any governmental examination of Tax Returns relating to the Business. SELLER's reasonable out-of-pocket expenses in complying with this Section 7.03(a) shall be reimbursed by BUYER. For a period of three years after the Closing Date (and longer if required by Applicable Law), SELLER shall not destroy or otherwise render unavailable any of the aforesaid records, documents, data and information without first offering them to BUYER.

          (b) After the Closing, upon BUYER's request, SELLER agrees to make available, from time to time as reasonably required (consistent with the business requirements of SELLER and its Affiliates), employees, consultants, accountants and attorneys with knowledge of the Companies employed or retained by SELLER, for the purposes of giving testimony or such other assistance as BUYER may reasonably need for the preparation and defense or prosecution of any Proceedings regarding the Companies with respect to which BUYER or BUYER could be responsible other than Proceedings brought against SELLER or its Affiliates. SELLER's reasonable out-of-pocket expenses in complying with this Section 7.03(b) shall be reimbursed by BUYER.

          (c) After the Closing, BUYER agrees to make available to SELLER for inspection and copying at SELLER's expense, at reasonable times after request therefor, any records and documents relating to the Business or otherwise received by BUYER, the Companies, or any of their respective Affiliates pursuant to the Transactions that, at the time of said request, are in BUYER's possession or control, other than documents for which BUYER has a legal privilege or a legal or contractual restriction in making available and other than portions of records and documents that do not relate to the Business. After the Closing, BUYER also agrees to make available to SELLER financial data and other information to the extent relating to the Business (other than financial data or other information as to which BUYER has a legal privilege or a legal or contractual restriction) and shall make available BUYER's employees with knowledge of the Business, as SELLER shall from time to time reasonably request, to permit SELLER to prepare any Tax Returns and in connection with any governmental examination of Tax

     Returns relating to the Business for periods prior to the Closing Date. BUYER's reasonable out-of-pocket expenses in complying with this Section 7.03(c) shall be reimbursed by SELLER. For a period of three years after the Closing Date (and longer if required by Applicable Law), BUYER shall not destroy or otherwise render unavailable any of the aforesaid records, documents, samples, data or information without first offering them to SELLER.

          (d) After the Closing, upon SELLER's request, BUYER agrees to make available, from time to time as reasonably required (consistent with the business requirements of BUYER and its Affiliates), employees, consultants, accountants and attorneys with knowledge of the Business employed or retained by BUYER or its Affiliates, for the purposes of giving testimony or such other assistance as SELLER may reasonably need for the preparation and defense or prosecution of any Proceedings brought by Persons other than SELLER or its Affiliates regarding the Business with respect to which SELLER could be responsible other than Proceedings brought against BUYER or its Affiliates. BUYER's reasonable out-of-pocket expenses in complying with this Section 7.03(d) shall be reimbursed by SELLER.

     7.04 Post-Closing Assistance - Consents. BUYER, SELLER and the Companies
          ----------------------------------
acknowledge that the Contractual Consents may be required from parties to the Contracts to which one or more of the Companies are parties (other than the Common Contracts) and certain Permits and that all of such consents and waivers have not been obtained. BUYER agrees that SELLER shall not have any liability whatsoever to BUYER arising out of or relating to the failure to obtain any Contractual Consent or because of the termination of any contract as a result thereof, unless the failure to obtain any such Contractual Consent resulted in a breach by SELLER of its representations and warranties contained in Section 4.04 or 5.04. BUYER further agrees that no representation, warranty or covenant of SELLER contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied (except as provided in Section 7.01(a) of the Master Sale Agreement), as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination, unless relating to a breach of a representation or warranty contained in Section 4.03(i)(B), 4.04, 5.03(b)(i)(B) or 5.04. Except with respect to Information Technology matters, prior to the Closing, SELLER and BUYER shall cooperate, and the SELLER shall procure that the Companies cooperate, in good faith to obtain any such consents and waivers; provided,
                                                                  --------
however, that such cooperation shall not include any requirement of SELLER,
-------
BUYER or any of their respective Affiliates (including the Companies) to commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party, and SELLER, the Companies and BUYER shall not be obligated to incur any out-of-pocket costs, fees or expenses related to such cooperation. Except with respect to Information Technology matters, with respect to the Common Contracts, for a period ending on the earlier of (a) the date 12 months from the Closing Date or (b) the date of termination of any Common Contract (with respect only to such terminated Common

Contract), SELLER shall allow BUYER to purchase products and/or services under the Common Contracts to the extent permitted by the vendors under such Common Contracts; provided, however, that SELLER makes no representations or warranties
           --------  -------
as to the costs any vendor may charge BUYER under such Common Contracts. To the extent BUYER makes purchases under such Common Contracts, BUYER will be responsible for all charges and costs for such purchases and in its sole discretion shall comply with the terms and conditions of each respective Common Contract. SELLER will not be responsible for any charges, costs, claims, damages or liabilities related to BUYER's use of any such Common Contracts and BUYER shall indemnify, save and hold SELLER and its Affiliates harmless therefrom.

          (b) After Closing, and until any necessary Third Party consents to the assignment of a relevant contract is obtained, the following provisions shall apply:

               (i) the relevant member(s) of the Retained Shell Group shall be treated as holding the benefit of that relevant contract in trust for the relevant Company and any benefit will be promptly paid over to the relevant Company;

               (ii) if it is legally possible and not in breach of the relevant contract, the relevant Company shall assume and perform on behalf of the relevant member(s) of the Retained Shell Group but at the relevant Company's expense the liabilities and obligations of the relevant member(s) of the Retained Shell Group under or in connection with that relevant contract and arising after the Closing Date;

               (iii) SELLER shall, and shall procure that the relevant member of the Retained Shell Group shall, cooperate with the relevant Company in any reasonable and lawful arrangements designed to effectively make available to the relevant Company the benefits of such relevant contract with the intent that the relevant Company shall be substantially in the same economic position as if such relevant contract were transferred to it, including acting as agent for the relevant Company;

               (iv) SELLER shall, and shall procure that the relevant member of the Retained Shell Group shall, enforce, at the relevant Company's expense, such relevant contract where the relevant Company obtains a benefit under that relevant contract, provided that, the relevant Company shall reimburse SELLER on demand for all reasonable out-of-pocket expenses incurred by SELLER in connection with such enforcement; and

               (v) SELLER shall, and shall procure that the relevant member of the Retained Shell Group shall, take all such action in its name or otherwise and do, or cause to be done, all such things at the request of the relevant Company as shall reasonably be necessary and proper in order that the value of any relevant contract shall be preserved and shall inure to the benefit of the relevant Company.

     7.05 Further Assurances. (a) Except as provided in the Intellectual
          ------------------
Property Transfer and License Agreement, after the Closing Date, from time to time, at the request of the other Party and without further cost or expense to such other Party, each Party shall execute and deliver such other documents and take such other actions as are reasonably requested in order to effectively consummate the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall obligate SELLER to transfer any assets or to provide any services (other than the services to be provided in the IT Interim Services Agreement, the Financial Services Transition Agreement and the Continuing Affiliate Contracts) to the Companies or BUYER.

          (b) The Parties agree and undertake that in the event any decision, judgment, rule or regulation enacted, entered, promulgated, enforced or issued by a Governmental Entity or any Applicable Law or other legal restraint or order prevents or limits the relevant parties from giving effect to, or obtaining the benefit of any right, title or interest in, to or under, any of the provisions of any of the Transaction Documents or other agreements entered into for the purposes of, or relating to, or in contemplation of the Transactions in the manner contemplated by the Parties at the date of this Agreement, the parties shall consult in good faith on an expeditious basis and use all reasonable endeavors to restructure or redraft the relevant agreement, or procure that such agreement is so restructured or redrafted, so that, to the fullest extent possible under Applicable Law, it gives effect to the commercial objectives of the Parties at the date of this Agreement.

     7.06 Restrictions on Business Activities.  For the period beginning on
          -----------------------------------
the Closing Date and ending on the fifth anniversary of the Closing Date or if any part of such period is deemed to be invalid or unenforceable, ending on such date as gives effect to the maximum possible duration, SELLER agrees that neither it nor any of its Affiliates will engage in or be the owner of a business (except as the holder of not more than ten percent of the ownership of an entity) that engages in the manufacture and/or sale of Products that were manufactured and/or sold by the Business, other than in connection with the manufacture or sale of refinery products including fuels, lubricants, bituminous compositions and chemical feedstocks or with operations for the exploration and production of oil, gas and other minerals. Nothing in this Section 7.06 shall prevent SELLER or any of its Affiliates from:

          (a) carrying on their business or businesses (other than the manufacture and/or sale of Products that were manufactured and/or sold by the Business) as they exist on the day before the Closing Date or any natural development thereof;

          (b) acquiring or becoming an owner of another entity, business or group of assets that has an immaterial part of its business operations that engages in the manufacture, use or sale of Products, provided, that the
                                                          --------
     acquisition is not made with the
     sole or main purpose of acquiring a business that manufactures or sells Products that were manufactured and/or sold by the Business;

          (c) the incidental resale of Products or the marketing of Products in admixture with other components and/or in end-use form; or

          (d) the development and operation of an e-commerce platform involving the trading of Products.

     7.07 Performance Bonds and Guaranties. BUYER and SELLER shall cooperate in
          --------------------------------
good faith to cause SELLER and members of the Retained Shell Group to be released as of the Closing Date from any and all obligations under the performance bonds, guaranties and other credit support arrangements listed on
Section 7.08 of the SELLER Disclosure Letter, and BUYER or one or more of the Companies shall be substituted for SELLER or its relevant Affiliates under any such performance bonds, guaranties and other credit support arrangements. With respect to any such performance bonds, guaranties and other credit support arrangements from which SELLER and/or its Affiliates are not released as of the Closing Date (the "Continuing Performance Bonds"), BUYER shall cause SELLER and its Affiliates to be released therefrom by the earlier to occur of (a) six months from the Closing Date and (b) the applicable statutory period for BUYER and its Affiliates to become the obligor under such Continuing Performance Bonds.

     7.08 Restrictions on Use of Shell Name.  Except as set forth in this
          ---------------------------------
Section 7.08, neither this Agreement nor any other Transaction Document nor any Transfer Contract shall be construed to transfer to BUYER, any Company or any of their respective Affiliates, any right, title or interest in any logo, tradename, trademark, service mark, house mark, domain name, website or company name to the extent it contains or consists of the word "Shell" or the "Shell" emblem or any other mark in which one or the other of these elements appear or the word "Shell" in translation or transliteral form. Each of BUYER and each Company agrees that it will not make any use of, and promptly after Closing BUYER shall commence efforts to cause each Company and their respective Affiliates to cease all use of, all such items described in the preceding sentence, except that the Companies shall have the right during the period of nine months immediately following the Closing Date to use for the intended purpose any labels, containers, packaging and promotional materials existing as of the Closing Date (the "Packaging and Sales Materials"); provided, that the
                                                           --------
Companies shall use all reasonable efforts to conspicuously place a sticker or other permanent notice on all of the Packaging and Sales Materials identifying BUYER, the Companies or their respective Affiliates as the successor of the Business and as the manufacturer or distributor of the Products associated therewith and stating that neither the manufacturer nor the distributor is an affiliate of, or associated with, any company of the Shell Group. SELLER shall file amendments to the charter documents of the Companies to remove "Shell" from each Company's name on the Closing Date. SELLER agrees that it will include in such amendments any name proposed by BUYER at least five days prior to the Closing Date, provided, that BUYER delivers to SELLER all necessary consents to use any such names proposed by BUYER.

     7.09  Indebtedness. SELLER will cause the Companies to have no outstanding
           ------------
Indebtedness as of the Closing, other than the SERH Note and Indebtedness that will be satisfied at the Closing by SELLER.

     7.10  Execution and Delivery of Master Sale Agreement.  The Parties
           -----------------------------------------------
acknowledge that, if not for the consultation procedures described in Section
8.12 of the Master Sale Agreement, the Parties would have executed and delivered this Agreement simultaneously with the execution and delivery of the Master Sale Agreement. Accordingly, the Parties agree that, notwithstanding that this Agreement was executed and delivered after the Master Sale Agreement, the Parties shall treat this Agreement as if it were executed on the same date as the Master Sale Agreement (the "Master Sale Agreement Delivery Date") for all purposes. An example of the effect of this Section 7.10, given as an example and not as a limitation, is that the representations and warranties of the Parties are agreed, as between the Parties, to have been given as of the Master Sale Agreement Delivery Date.

     7.11  Shell Epoxy Resins France S.A.S. The sales and marketing business
           -------------------------------
of the Business in France is conducted through Shell Epoxy Resins France S.A.S. ("SERF"), which is a company established under the laws of France. As at the date of this Agreement, the entire issued share capital of SERF is legally and beneficially held by Shell Chemie S.A. (which is a member of the Retained Shell Group). Promptly following the date hereof, SELLER and BUYER will negotiate in good faith on an expeditious basis and use all reasonable endeavors to structure an arrangement and reach an agreement that (a) requires a Transfer of the entire issued share capital of SERF to SERH on or about January 8, 2001, and (b) results in SERH being in substantially the same economic position as if the share capital of SERF were Transferred to it at the Closing. No party is obliged to structure the arrangement in a manner which would materially adversely affect the cash flow or liabilities of such Party or create material adverse accounting, tax or legal consequences for such Party, but without prejudice to the obligation to transfer the shares in SERF to SERH or ensure that SERH is placed in the same economic and business position as if the shares had been transferred on Closing as contemplated above.

     7.12  Assignment of Contracts.  SELLER will use commercially reasonable
           -----------------------
efforts to assign, and to cause its Affiliates to assign, to one of the Companies all of the contracts described in clause (y) of Section 5.10 prior to the Closing and, to the extent it is unable to do so, as promptly as practicable after the Closing.

     7.13  Completion of Hivedowns.  SELLER will procure that, to the extent
           -----------------------
not already completed at the date of this Agreement, each of the Hivedowns will be completed as soon as possible so that the transfer of the business, undertaking and assets (including, where applicable, the goodwill and the customer lists relating to the relevant business) intended and/or purported to be transferred to the Companies pursuant to the Hivedowns is completed prior to Closing including, without limitation, (a) so that SERH is the legal and beneficial owner of all of the issued and outstanding Equity Interests of the other Companies, (b) so that there is in existence such documentation as is necessary under the Applicable Laws to ensure that the benefit and burden of the relevant Contracts, Common Contracts and Continuing Affiliate Contracts is assigned or otherwise transferred to or assumed by the relevant Company, and (c) so that those Non-US Employees whose employment is (unless otherwise agreed by the Parties) intended to be transferred to the relevant Companies is so transferred insofar as the employing company and the intended employing company are able to procure without the consent of the relevant employee. Nothing in this Section
7.13 shall affect the rights and obligations of the parties under Sections 7.04 of this Agreement and Section 8.07 of the Master Sale Agreement (and in the event of conflict the provisions of the Master Sale Agreement shall prevail), and the parties acknowledge that Contractual Consents and Permits required in relation to the Hivedowns will, to the extent not obtained prior to Closing, fall to be dealt with under Section 7.04 rather than this Section 7.13. SELLER and BUYER will co-operate in good faith prior to Closing to identify and deal with any issues which are intended to fall within the scope of this Section
7.13. For the avoidance of doubt, nothing disclosed in the SELLER Disclosure Letter shall limit the obligations of the SELLER under this Section 7.13.

                                 ARTICLE VIII

                SURVIVAL; LIMITATIONS OF REMEDIES AND SCHEDULES
                -----------------------------------------------

     8.01 Survival of Representations and Warranties.
          ------------------------------------------

          (a) Subject to the further provisions of this Section 8.01, the representations and warranties made by SELLER in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date; provided, however, that (i) the representations and warranties
           --------  -------
     contained in Sections 4.01, 4.02, 4.06, 5.01, 5.02, and 5.07 shall survive the Closing indefinitely and (ii) the representations and warranties contained in Section 5.16 shall terminate at the Closing and (iii) the Tax Warranties shall survive for the Statutory Period (as that term is defined in the Tax Deed). The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date indefinitely until they are otherwise terminated by their terms. For convenience of reference, the period from the Closing until the date upon which any representation or warranty contained herein shall terminate, if any, is referred to herein as the "Survival Period".

          (b) Neither Party shall be entitled to make any Claim with respect to such representations or warranties after the expiration of the applicable Survival Period; except that each Claim initiated by a Party prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved.

     8.02 Limitation on Remedy.  Except for remedies based on fraud and as
          --------------------
otherwise specified in this Agreement or its attachments, the Claim for breach of a representation and warranty made under Article IX shall be the sole remedy associated with the breach of such representation and warranty contained in this Agreement. No Claim shall be made for breaches of representations and warranties: (i) to the extent that the Party making such Claim had Knowledge of such breach as of the date of this Agreement or as of the Closing, (ii) for any individual items where the Damage relating thereto is less than US$50,000 and such items shall not be aggregated for purposes of clause (iii) below, (iii) until the Party asserting such Claim (together with others within its indemnified group) has incurred Damages as a result of such breaches, either alone or when aggregated with Damages resulting from breaches of representations and warranties covered by the indemnification provisions contained in Section
10.01 of the Master Sale Agreement, in excess of US$12,000,000 (the "Threshold Amount") and then the amount that may be claimed shall be the aggregate amount of Damages incurred as a result of such breaches under this Agreement and the Master Sale Agreement less the Threshold Amount, or (iv) against SELLER or BUYER to the extent such Claim would cause, in the case of Claims against SELLER, SELLER's and SOC's aggregate total Liability for breaches of representations and warranties under this Agreement and for breaches of representations and warranties contained in Section 10.01 of the Master Sale Agreement to exceed US$209,400,000, and in the case of Claims against BUYER, BUYER's aggregate total Liability for breaches of representations and warranties under this Agreement and the Master Sale Agreement to exceed US$209,400,000; provided, however, that
                                                        --------  -------
any Claim for Damages resulting from breaches of the representations and warranties contained in Sections 4.01, 4.02, 4.06, 5.01, 5.02, 5.07 and 5.14 of this Agreement or Sections 4.01, 4.02, 4.06, 5.01, 5.02, 5.07 and 5.15 of the
Master Sale Agreement shall, in the aggregate, not exceed US$905,000,000. For the purposes of calculating Damages under clauses (iii) and (iv) above, in connection with a Claim asserted by SELLER, the Damages of SELLER and SOC shall be counted together for all purposes, and any Damages calculated in a currency other than United States dollars shall be converted to United States dollars at the Agreed Exchange Rate for purposes of clauses (iv) and (v) above. For purposes of Article IX, the amount of any Damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be reduced by (a) the net amount of the sum of (i) any Tax Benefit received by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, as a result of the event that gave rise to such Damages on or prior to the date that the indemnity payment in respect of such Damages is due and payable and (ii) the present value of any Tax Benefit projected to be received by such Buyer Indemnified Party or Seller Indemnified Party, as applicable (such present value shall be calculated by the applicable Buyer Indemnified Party or Seller Indemnified Party (x) using a discount factor equal to 12% and (y) assuming that the Tax Benefit is received at such time and to the extent that it is reasonably expected to be received based on the applicable Person's management projections at the time of payment of the applicable Damage), and (b) any amounts recovered (after deducting all attorneys' fees, expense and other costs of recovery) from any Third Party Insurer or other party liable for such Damages, and the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, shall use reasonable efforts to effect any such recovery.

     8.03 Amendments of the SELLER Disclosure Letter.  SELLER may, from time
          ------------------------------------------
to time, prior to the Closing, by written notice to BUYER, propose to supplement or amend the SELLER Disclosure Letter to correct any matter that would constitute a breach of any representation or warranty of SELLER herein contained. Notwithstanding any other provision hereof, if the Closing occurs, any such proposed supplement or amendment of the SELLER Disclosure Letter will become effective and will cure and correct any breach of any representation, warranty or covenant that would have existed by reason of SELLER not having made such amendment or supplement, and no Party may make a Claim for a breach of any representation or warranty that was corrected by an amendment of the SELLER Disclosure Letter.

     8.04 SELLER Disclosure Letter.  With respect to the SELLER Disclosure
          ------------------------
Letter, the disclosures made on any Section of the SELLER Disclosure Letter with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure. The inclusion of any matter on any Section of the SELLER Disclosure Letter will not be deemed an admission by any Party that such listed matter is material or that such listed matter has or could have a Material Adverse Effect or constitutes a material liability with respect to the Business, the Purchased Shares, SELLER or BUYER. In addition, matters reflected in the SELLER Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the SELLER Disclosure Letter. Such additional matters are set forth for information purposes only and do not necessarily include other matters of a similar nature.

     8.05 Tax Claims. The provisions of the Tax Deed shall apply to any claim
          ----------
for breach or inaccuracy of the Tax Warranties to the extent specified in the Tax Deed.

                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

     9.01 General Indemnification.
          -----------------------

          (a) Subject to Sections 9.02 and Article X, from and after the Closing (except with respect to clause (ii) below), SELLER shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Damages asserted against, resulting to, or imposed upon or incurred by reason of, or resulting from:

               (i) any Third Party Claim or other Third Party Liability (other than obligations described in clause (ii) below, Product Liability Claims, and Third Party Claims and Third Party Liabilities reflected on the Closing Working Capital Statement) to the extent relating to or arising from the Business or events occurring or conditions existing prior to the Closing, but only to the extent any resulting Damages relate to or arise from periods on or prior to the Closing;

               (ii) any fees, expenses or other payments incurred and not previously paid or owed by SELLER or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it or them in connection with the Transactions;

               (iii) (A) the inaccuracy or breach of any of the representations and warranties of SELLER contained in this Agreement (determined assuming that there are no materiality or Material Adverse Effect qualifications contained in such representations and warranties), (B) the breach or nonfulfillment of any of the covenants and agreements of SELLER contained in this Agreement required to be performed before, at or after the Closing and (C) the breach or non-fulfillment of any of the covenants and agreements of SELLER contained in the Human Resources Agreement required to be performed before, at or after Closing; and

               (iv) any product liability Claims with respect to the manufacture, sale, lease or delivery of any Products by the Business ("Product Liability Claims"); provided, that such Products were
                                        --------
          manufactured prior to the Closing and were sold prior to the date that is 90 days after the Closing Date.

          (b) Subject to Section 9.02, 10.02, and Article IX, from and after the Closing (except with respect to clause (ii) below), the BUYER will and will procure that each Company shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Damages asserted against, resulting to, or imposed upon or incurred by reason of, or resulting from:

               (i) any Third Party Claim or other Third Party Liability (other than obligations described in clause (ii) below), to the extent relating to or arising from the Business or events occurring or conditions existing after the Closing but only to the extent any resulting Damages relate to periods from and after the Closing (including such obligations arising from and after the Closing from or related to any Contracts of the Companies other than the Affiliate Contracts that are not Continuing Affiliate Contracts regardless of when such contracts or other agreements were entered into except, in each case, to the extent such Third Party Claim or Third Party Liability arose from a breach of contract occurring prior to the Closing);

               (ii)   [DELIBERATELY DELETED]

               (iii) (A) the breach of any of the covenants and agreements of BUYER contained in this Agreement required to be performed after the Closing and (B) the breach or non-fulfillment of any of the covenants and agreements of BUYER contained in the Human Resources Agreement required to be performed after Closing;

               (iv) (A) any guarantee or obligation to assure performance given or made by SELLER or any Affiliate of SELLER with respect to any obligation of the Business, including any Continuing Performance Bonds, and (B) the failure of BUYER to cause any Continuing Performance Bonds to be released in accordance with Section 7.08 and;

               (v) any Product Liability Claims with respect to Products (A) manufactured prior to the Closing and sold on or after the date that is 90 days after the Closing Date and (B) manufactured after the Closing.

     9.02 Indemnification Covered in other Agreements/Schedules.
          -----------------------------------------------------
Notwithstanding the provisions of Section 9.01 above, (a) indemnification obligations relating to Environmental Conditions shall be exclusively governed pursuant to the provisions of the Environmental Agreement and the Continuing Affiliate Contracts, (b) indemnification obligations relating to Employee Matters (other than a breach of (i) any of the representations and warranties set forth in Sections 5.19, 5.20, 5.21 and 5.22 or (ii) the covenants set forth in Section 7.01, which shall be governed by Section 9.01(a)(iii)) shall be exclusively governed by the provisions in the Human Resources Agreement and the Continuing Affiliate Contracts, and (c) indemnification obligations relating to any Tax Matter (other than a breach of the Tax Warranties which shall be governed by Section 9.01(a)(iii)) shall be exclusively governed by the provisions of the Tax Deed, and no Person shall assert any claim against any Party pursuant to this Agreement with respect to such matters.

     9.03 Exclusive Remedy.  Each of BUYER and SELLER agree that, except as
          ----------------
expressly set forth in Sections 10.02 and 10.03 of this Agreement, Sections
11.03 and 11.04 of the Master Sale Agreement or in any Continuing Affiliate Contract, the sole and exclusive remedy of any Party or its Affiliates with respect to (a) (i) any and all indemnifiable Third Party Claims or other indemnifiable claims and (ii) this Agreement and the events giving rise to this Agreement, shall be limited to the indemnification provisions set forth in this Agreement; (b) Environmental Matters shall be limited to the remedies expressly provided in the Environmental Agreement; (c) Employee Matters shall be limited to the indemnification provisions set forth in Sections 9.01(a)(iii)(A), 9.01(a)(iii)(C) and 9.01(b)(iii)(B) hereof and the remedies expressly provided in the Human Resources Agreement, and (d) Tax Matters shall be limited to the indemnification provisions set forth in Sections 9.01(a)(iii) and 9.01(b)(iii) hereof and the remedies expressly provided in the Tax Deed. In furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, hereby waives and releases the other Parties (and such other Parties' Affiliates) from, to the fullest extent permitted under any Applicable Law, any and all rights, Claims and causes of action it or its Affiliates may have against the other Parties or their respective Affiliates relating to the matters described in clauses (a), (b), (c) and (d) above, except as otherwise expressly provided herein.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT
                          ---------------------------

     10.01 Termination.
           -----------

           (a) This Agreement shall terminate on the termination of the Master Sale Agreement.

           (b)  In the event of termination of this Agreement pursuant to
     Section 10.01(a), each of the Transaction Documents shall be terminated and abandoned, without further action by the Parties hereto, but subject, however, to the other provisions of this Article X and the respective termination procedures contained in each of the Transaction Documents.

     10.02 Failure to Pay SER Note. If the SER Note is not paid in accordance
           -----------------------
with its terms, then SELLER may, at its option, declare this Agreement and the Transactions rescinded. Upon such expression, BUYER shall return the Purchased Shares, and the Parties shall treat this Agreement and each Transaction Document as if it had never been entered into.

     IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of each of the Parties as of the date first above written.

SHELL PETROLEUM N.V.


By: /s/ Illegible
   ---------------------------

Name:  Illegible
     -------------------------

Title: Illegible
      ------------------------


SHELL EPOXY RESINS INC.


By: /s/ D.G. Naugle
   ---------------------------

Name: D.G. Naugle
     -------------------------

Title: Attorney-in-Fact
      ------------------------






                    [Signature Page to SPNV Sale Agreement]

                                  SCHEDULE A
                    DEFINITIONS AND PROCEDURAL CONVENTIONS
                    --------------------------------------

     The following provisions shall apply to each Transaction Document that expressly states that it is governed by this Schedule A, except as such Transaction Document otherwise expressly provides.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.01 Usage
          -----

          (a) The terms defined below have the meanings set forth below for all purposes of any agreement or instrument governed by this Schedule, and such meanings shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

          (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, such agreement or instrument unless the context shall otherwise require.

          (c) All Annexes and Schedules (but not exhibits) attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "or" is not exclusive.

          (d) The words "hereof," "herein" and "hereunder" and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

          (e) References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees. References to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

          (f) Notwithstanding anything to the contrary contained herein, the terms "asset", "assets", "property", and "properties" as used herein shall not refer to or include any right, title or interest in or to any Intellectual Property or the Intellectual Property Agreements.

     1.02 Terms. Except as otherwise provided herein or in the applicable
          -----
Transaction Document or as otherwise clearly required by the context, the following terms shall have the following meanings:

     "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. For the avoidance of doubt, in the case of SELLER, the term "Affiliates" shall include the Companies and any company that is directly or indirectly controlled by the Royal Dutch Petroleum Company or The "Shell" Transport and Trading Company, plc, or either of them (but shall exclude SOC, the BUYER and the US Companies, and any US Affiliate and, after the Closing, shall also exclude the Companies). In the case of BUYER, the term "Affiliates" shall include, after the Closing, the Companies and the US Companies, but shall not include at any time any portfolio companies of Apollo Management IV, L.P. and its Affiliates (other than the Companies and the US Companies).

     "Affiliate Contracts" means those Contracts between or among (i) SELLER or any of its Affiliates (other than any Company) and (ii) any Company.

     "Agreed Exchange Rate" means the mid-point spot exchange rate between the relevant currencies as published in the Wall Street Journal on the applicable
                                        -------------------
payment date (or the nearest preceding day on which such a rate is published if no rate was published on the payment date).

     "Agreement" has the meaning set forth in the first paragraph of the Non-US Sale Agreement.

     "Applicable Law" means any applicable statute, law, ordinance, rule or regulation of any Governmental Entity.

     "Associate" has the meaning set forth in the Intellectual Property Transfer and License Agreement.

     "Balance Sheet Date" means December 31, 1999.

     "Business" means that business carried out in the Resins/Derivatives Field by or for the Companies, but excluding, however, the US Business.

     "Business Day" means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

     "Business Inventory" means the inventory of the Business calculated in accordance with GAAP consistent with the principles, policies, methodologies and procedures adopted in the preparation of the line item amounts "inventories of products" and "Inventories of materials and supplies" included in the Balance Sheet.

     "BUYER" has the meaning set forth in the first paragraph of the Non-US Sale Agreement.

     "Buyer Indemnified Parties" means BUYER, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

     "Capital Lease" means any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of such date computed in accordance with GAAP.

     "Claim" means giving notice of a contractual claim of breach of a representation and warranty given in this Agreement within the applicable Survival Period, with such notice specifying the breach, the Damages, and providing material information then known to the claiming Party indicating that the breach has occurred.

     "Closing" means the exchange of documents, instruments and funds as set forth in Sections 3.02 and 3.03 of the Non-US Sale Agreement, at the date, time and place as set forth in Section 3.01 of the Non-US Sale Agreement.

     "Closing Date" has the meaning set forth in Section 3.01 of the Master Sale Agreement.

     "Closing Working Capital Statement" has the meaning set forth in the Master Sale Agreement;

     "Common Contracts" means certain Contracts between SELLER or its Affiliates (other than the Companies), on the one hand, and Third Parties, on the other hand, under which certain goods and services have been made available to the Business prior to the Closing, which Contracts are set forth in Section 5.11(b) of the SELLER Disclosure Letter.

     "Companies" has the meaning set forth in the first WHEREAS clause of the Non-US Sale Agreement.

     "Continuing Affiliate Contracts" means certain Contracts between SELLER and its Affiliates and SERH for the provision of goods and services to the Business after the Closing, which Contracts are set forth in Section 5.11(c) of the SELLER Disclosure Letter.

     "Continuing Performance Bonds" has the meaning set forth in Section 7.07 of this Agreement.

     "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, concession, franchise or license, excluding the Intellectual Property Agreements.

     "Contractual Consents" means all approvals, notices, licenses and consents required by the terms of any Contract to be obtained from or provided to any Person (other than a Governmental Entity) in order to allow for the consummation of the Transactions.

     "Controversy" has the meaning set forth in Section 3 of this Schedule A.

     "Damages" means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, reasonable attorneys' fees and all costs of enforcement, disbursements and expenses and excluding, specifically, (i) damages resulting from loss in value of assets or shares, and (ii) special, indirect and consequential damages, damages resulting from lost profits and exemplary, treble, remote, speculative or punitive damages of either BUYER or SELLER; provided, however, that the exclusions contained in clauses (i) and (ii) above shall not apply to any such damages resulting from a liability to a Third Party. For purposes of clarification, the Parties acknowledge that, with respect to the inaccuracy or breach of any representation and warranty contained in Section 5.17 hereof, the exclusions contained in clause (i) above do not eliminate a claim for liabilities, costs or expenses incurred by reason of any event or condition giving rise to indemnification pursuant to Section 9.01(a)(iii)(A) hereof, but rather such exclusions simply eliminate the ability of the claiming Party to measure such damages for such inaccuracy or breach by the effect such inaccuracy or breach had on the value of assets or shares.

     "Disposal Issues" means the transportation, treatment, storage, handling or disposal, or the arrangement for transportation, treatment, storage, handling or disposal of Hazardous Substances generated by (i) the operations of any Company or the Business; (ii) the operations of any facilities, equipment, or real or personal property currently owned, operated or leased by the Business, the Companies or the SELLER in connection with the Business or the Companies, or
(iii) any Former Site, or (iv) any Pre-close Toll Manufacture; or (v) in relation only to the indemnity obligation of SER under Section 3.1 of the Environmental Agreement, any Future Cause.

     "Effective Time" shall mean 11:59 p.m. U.S. Central standard time on the day before the Closing Date.

     "Employee Matters" means all matters relating to employees of the Companies or employees who provide services to or who are loaned to the Business.

     "Environment" means all air, surface water, groundwater, or land, including land surface or sub-surface, including all fish, wildlife, biota, flora or fauna and related natural resources.

     "Environmental Agreement" means the Environmental Agreement dated as of the Closing Date in substantially the form of Exhibit B to the Non-US Sale Agreement.

     "Environmental Claim" means either (a) any and all pending and/or threatened in writing administrative or judicial actions, suits, orders (including orders on consent) reached in accordance with this Agreement if post-Closing, claims, liens, notices of violations, investigations, complaints or proceedings whether criminal or civil, pursuant to or relating to any Environmental Law by any person (i) including, but not limited to, any Governmental Entity, private person and citizen's group; (ii) excluding any of the above by an SERH Indemnified Party or SELLER Indemnified Party; (iii) excluding any of the above resulting from any Remediation Activities associated with or arising from any Voluntary Remedial Action ("Actual Claims"), or (b) notification by a relevant Governmental Entity to an SERH Indemnified Party of a Site Contamination Issue which if not acted on by such SERH Indemnified Party would be very likely to result in an Actual Claim. For the avoidance of doubt, any Environmental Claim under this clause (b) shall not be regarded as a Voluntary Remedial Action.

     "Environmental Conditions" means any (i) Site Contamination Issues; (ii) Exposure Issues; (iii) Non-compliance Issues; or (iv) Disposal Issues.

     "Environmental Laws" means any and all applicable federal, state, European (to the extent directly binding on the relevant Indemnified Party), regional, provincial or local and foreign public, civil and criminal laws, statutes, ordinances, orders, codes, statutory guidance, rules, regulations, judgments, decrees, injunctions or agreements with any Governmental Entity which are in force from time to time before or after the date of this Agreement relating to
(i) the protection of human health and worker health and safety; or (ii) the protection of the Environment; or (iii) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances to the extent the same relate to protection of human health and the Environment; or
(iv) the existence, cleanup and/or remedy of contamination on property. Environmental Laws also include civil or common law doctrines (including negligence, nuisance, trespass, personal injury and property damage) to the extent that claims under such doctrines arise out of the presence, Release or exposure to a Hazardous Substance. Environmental Laws include laws relating to product safety, but no other product liability issues.

     "Environmental Matters" means all matters relating to Environmental Conditions or Environmental Laws with respect to the Companies or the Business.

     "Environmental Permit" means any federal, state, local, provincial, regional or foreign permit, license, approval, consent, authorization, permission or planning or zoning condition required by any Governmental Entity under or in connection with any Environmental Laws and includes any and all orders, consent orders, binding agreements or promises of compliance issued or entered into by or with any Governmental Entity under or in relation to any applicable Environmental Law.

     "Equipment" means the equipment, machinery, facilities and any other physical assets of any nature or kind whatsoever located in or upon the Real Property and/or the Improvements, and any barges, motor vehicles and railcars owned by any of the Companies wherever located, but excluding all Inventory.

     "Equity Interests" means (i) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

     "Exposure Issues" means exposure or injury to persons (including death) and/or to Third Party property caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substances at, on, underlying, or migrating from (i) any of the Real Property or (ii) any Former Site; or (iii) any Pre-close Toll Manufacture or (iv) any off-site facility used by the Companies or the Business or any Former Business (but only to the extent that the Hazardous Substances were sent or arranged to be sent to the off-site facility by the Companies or the Business or any Former Business); or (v) in relation only to the indemnity obligation of SER under Section 3.1 of the Environmental Agreement, any Future Cause.

     "Feedstock Agreements" means the agreements listed in Schedule E of the Non-US Sale Agreement.

     "Financial Statements" means the financial statements entitled "Shell Chemicals' Resins Business Combined Financial Statements December 31, 1999 and 1998" with Report of Independent Accountants dated April 7, 2000 (as such Report of Independent Accountants relates to such 1998 and 1999 financial statements).

     "Financial Services Transition Agreement" means a Financial Business Processing Transition Agreement - Resins (Europe/APME) dated as of the Closing Date in the form attached as Exhibit E hereto.

     "Former Business" means any predecessors of and any entities previously owned by the Companies, the Business or SELLER in connection with the Business or the Companies.

     "Former Site" means any real property, including the facilities, structures and equipment in, on or under the property, formerly owned, operated or leased by the Business, the Companies or the SELLER in connection with the Business or the Companies or any Former Business.

     "Future Cause" means (i) any real property, (other than the Real Property or Former Site), including the facilities, structures and equipment thereon, which subsequent to the Closing Date first comes to be, or may be deemed to be owned, operated or leased by the Business, the Companies or SER in connection with the Business or the Companies or any Future Business; (ii) any entities which, subsequent to the Closing Date first come to be owned by the Companies, the Business or SER in connection with the Business or the Companies or any successor thereof ("Future Business"); (iii) any toll manufacturing business used by the Business, the Companies, SER or any Future Business in connection with the operations of the Business or the Companies or any Future Business after the Closing Date (but only to the extent that the Hazardous Substance managed by the toll manufacturing facilities was as a result of such operations).

     "Governmental Consents" means all authorizations, approvals, consents, franchises, licenses, permits or clearances of or notices to or filings with any Governmental Entity required under Applicable Law to be obtained or made in order to allow for the consummation of the Transactions or expiration of waiting periods imposed by or agreed with any Governmental Entity in connection with the Transactions.

     "Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or non-commercial instrumentality, domestic or foreign.

     "Hazardous Substances" means any hazardous or toxic substances, pollutants, contaminants, raw materials, industrial materials, finished products, intermediate products, co-products, chemicals or chemical substances, wastes or other material or article that are regulated under any applicable Environmental Laws including without limitation, any material, waste or substance that is (i) petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products (including crude oil or any component thereof), (ii) asbestos, or asbestos containing materials (iii) polychlorinated biphenyls, or (iv) defined as a "hazardous" or "dangerous" "material," "substance" or "waste" under applicable Environmental Laws and/or is a substance capable (whether alone or in combination with any others) of causing pollution or contamination harm or damage to the Environment).

     "Hivedown" means, for any particular Company which acquired its business from a member of the Retained Shell Group at any time in the eighteen months preceding the Closing Date, that acquisition or, in relation to SERF only, in the six months following Closing.

     "Hivedown Date(s)" means, in relation to any Company, the date of the Hivedown (if any) which relates to be business of that Company.

     "Human Resources Agreement" means the Human Resources Agreement dated as of the date hereof between SELLER and BUYER in substantially the form of Exhibit C to the Non-US Sale Agreement.

     "ICC Rules" has the meaning set forth in Article 3 of this Schedule A.

     "Improvements" means all buildings, warehouses, docks, storage tanks, tracks, structures, pipelines, fixtures and other improvements of any nature or kind located in or upon the Real Property.

     "Indebtedness" means, with respect to any Company, any Capital Lease obligations, any indebtedness in respect of borrowed money or evidenced by notes or similar instruments (other than any such indebtedness in favor of any other Company or any of the US Companies), and any obligations in respect of guarantees of any of the foregoing.

     "Indemnified Party" has the meaning set forth in Article 2 of this Schedule A.

     "Indemnifying Party" has the meaning set forth in Article 2 of this Schedule A.

     "Indemnity Claim" means an indemnity claim by a Party under this Agreement.

     "Information Technology" means computer hardware, software, networks, firmware and other information technology.

     "Intellectual Property" means patents, trademarks and service marks, rights in designs, trade or business names, copyrights, topography rights, know-how information, data, trade secrets and expertise of a technical nature (whether or not any of these are registered and including applications for registration of any such thing) and rights under licenses, consents and other agreements in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these that may exist anywhere in the world, but excluding, however, computer hardware, software, networks, firmware and other information technology.

     "Intellectual Property Agreements" has the meaning set forth in the Intellectual Property Transfer and License Agreement.

     "Intellectual Property Transfer and License Agreement" means the Intellectual Property Transfer and License Agreement in substantially the form of Exhibit D to the Non-US Sale Agreement.

     "Inventory" means, as they relate to the Business, all stock of raw materials (including feedstock and process materials), work in progress, finished goods (including products manufactured by SELLER or its Affiliates and bought in products), spare parts and/or general stock used during daily operations and maintenance and packaging materials used or to be used by the Business including all such items in transit to or from or at the warehouses of the Business or held by Third Parties pursuant to consignment sales arrangements with SELLER or its Affiliates or balances held by exchange partners and due to SELLER or its Affiliates.

     "IT Interim Services Agreements" means the Transitional IT Services Agreement dated as of the Closing Date in substantially the form of Exhibit H to the Non-US Sale Agreement.

     "Knowledge" (i) with respect to SELLER, means the actual knowledge of the Persons listed in Schedule C hereto and (ii) with respect to BUYER, has the meaning set forth in the Master Sale Agreement.

     "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "Liens" means any mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind created by, through or under SELLER or any Company.

     "Listed Non-US Compliance Issues" means the matters set forth in Schedule 4 of the Environmental Agreement.

     "Major Countries" means The Netherlands, Belgium, Spain, and Japan.

     "Master Sale Agreement" means that certain Master Sale Agreement among SOC, Resin Acquisition LLC, Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC dated as of July 10, 2000.

     "Material Adverse Effect" means any circumstance or event that either has, or has had and is continuing to have, a material adverse effect on the business, operations, financial condition or results of operations of the Business and the US Business taken as a whole.

     "Material Contracts" has the meaning set forth in Section 5.10(e) of the Non-US Sale Agreement.

     "Material Human Resources Contract" has the meaning set forth in Section 5.22(c) of the Non-US Sale Agreement.

     "Material Real Property Contracts" has the meaning set forth in Section 5.11(g) of the Non-US Sale Agreement.

     "Master Sale Agreement Delivery Date" has the meaning set forth in Section
7.10 of this Agreement.

     "Non-compliance Issues" means (i) non-conformance with any deadlines or requirements which are required to be complied with on or before the Closing Date under Environmental Law in effect or in force as of the Closing Date which is not related to or arising in connection with Site Contamination Issues, Exposure Issues or Disposal Issues; and (ii) the Listed Non-US Compliance Issues.

     "Non-US Payables" means, as they relate to the Business, amounts payable within 12 months of the Closing Date to Third Parties, SELLER and its Affiliates, arising from purchases of goods or services in the ordinary course of business (including payments in respect of capital expenditures) and to other creditors including accruals for wages and salaries, rebates, royalties, interest payable, taxes, government duties (excluding income taxes) or Business Inventory balances held by SELLER or its Affiliates and due to exchange partners.

     "Non-US Sale Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Organizational Documents" means, with respect to an entity, the certificate of incorporation, articles of association, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement, joint venture agreement or other similar organizational instrument or document governing such entity.

     "Packaging and Sales Materials" has the meaning set forth in Section 7.08 of the Non-US Sale Agreement.

     "Patent Rights" has the meaning set forth in the Intellectual Property Transfer and License Agreement.

     "Parties" has the meaning set forth in the first paragraph of the Non-US Sale Agreement.

     "Permits" means licenses, permits, certificates, orders, approvals and authorizations from Governmental Entities.

     "Permitted Encumbrances" means (i) real property taxes that constitute a lien on any purchased or leased Real Property or any part thereof and that are not due and payable or past due as of the Closing Date, (ii) covenants, conditions, restrictions, easements, rights-of-way and other matters that are disclosed in Section 5.11(b) of the SELLER Disclosure Letter or that are recorded in the public records, (iii) mineral and royalty reservations and exceptions, (iv) any conditions that may be shown by a current, accurate survey or physical inspection, (v) leases, subleases and similar agreements, (vi) zoning, building and similar restrictions, (vii) Permitted Liens, and (viii) unrecorded assessments, covenants, rights-of-way or other similar restrictions, none of which items individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the Business as currently conducted.

     "Permitted Liens" means (i) such as are set forth in Schedule D, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts (none of which affect any material Equipment) and equipment leases with Third Parties entered into in the ordinary course of business and liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty, (iii) Liens that secure debt that is reflected as a liability on the balance sheet dated as of December 31, 1999 included in the Financial Statements and the existence of which is indicated in the notes thereto and (iv) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the Business, as currently conducted.

     "Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, business, government or other entity.

     "Personal Property" means the Equipment, the motor vehicles of the Companies, the railcars of the Companies, and the Inventory.

     "Pre-close Toll Manufacture" means any toll manufacturing facilities used by the Companies, the Business or the SELLER in connection with the facilities and operations of the Companies or the Business or Former Business (but only to the extent that the Hazardous Substance managed by the toll manufacturing facilities was as a result of such facilities and operations).

     "Proceedings" means any action, suit, investigation or proceedings before any Governmental Entity or arbitrator.

        "Product Liability Claims" has the meaning set forth in Section 9.01(a)(iv) of the Non-US Agreement.

        "Products" has the meaning set forth in Schedule B.

        "Purchased Shares" has the meaning set forth in Section 2.01(a) of the Non-US Sale Agreement.

        "Real Property" means the material real property owned or leased by the Companies, which real property is described on Schedule 5.11(a) of the SELLER Disclosure Letter.

        "Real Property Permits" has the meaning set forth in Section 5.11(i) of the Non-US Sale Agreement.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

        "Relevant Environmental Permits" has the meaning set forth in Section 5.16(a) of the Non-US Sale Agreement.

        "Resins/Derivatives Field" has the meaning set forth in the Intellectual Property Transfer and License Agreement.

        "Remediation Activities" means the investigation and remediation of an Environmental Condition, including but not limited to soil and groundwater sampling, activities associated with the construction, operation, maintenance or monitoring of remediation or treatment equipment and systems, the investigation, excavation, restoration, remediation, clean-up and/or treatment of contaminated soil, groundwater and free product, measures to contain, monitor or limit contamination and/or other works in relation to any Environmental Condition.

        "Reports" has the meaning set forth in Section 5.16(e) of the Non-US Sale Agreement.

        "Retained Shell Group" means the Seller and its Affiliates from time to time and all other members of the Shell Group (in each case excluding the Companies and the US Companies and, for the avoidance of doubt, the Business and the US Business).

        "SELLER" has the meaning set forth in the first paragraph of the Non-US Sale Agreement.

        "SELLER Disclosure Letter" has the meaning set out in Section 4.03 of this Agreement.

        "SELLER Indemnified Parties" means SELLER, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

        "SERH Indemnified Parties" means SERH, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

        "SERH" has the meaning set forth in the first WHEREAS clause of the Non-US Agreement.

        "SERH Note" has the meaning set forth in Section 2.02 of the Non-US Sale Agreement.

        "Shell Group: means the Royal Dutch Petroleum Company, the "Shell" Transport and Trading Company, plc (together the "Parent Companies") or any entity other than the Parties which is an Affiliate of either or both of the Parent Companies.

        "Site Contamination Issues" means environmental pollution, contamination, degradation, damages, exposure or injury to Third Party property or the Environment caused by, relating to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substances at, on, underlying or migrating to (in the case of such migration, to the extent from real property which is now owned or occupied by any Third Party) or from (i) any of the Real Property or (ii) any Former Sites and (iii) any Pre-close Toll Manufacture ; or in relation only to the indemnity obligation of the SER under Section 3.1 of the Environmental Agreement, any Future Cause.

        "SOC" has the meaning set forth in the second WHEREAS clause of the Master Sale Agreement.

        "SUMF Agreements" means the agreements listed in Schedule F.

        "Survival Period" has the meaning set forth in Section 8.01 of the Non-US Sale Agreement.

        "Tax" or "Taxes" means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them.

        "Tax Authority" means any taxing or other authority in any jurisdiction competent to impose any liability to Tax.

        "Tax Benefit" means the actual cash reduction of Taxes paid by the Buyer Indemnified Party or Seller Indemnified Party, as applicable, due to a credit, deduction or increase in Tax basis (each, a "Tax Asset") that arises due to an event that gives rise to an indemnification payment pursuant to this Agreement, and further assuming that any such Tax Asset is taken into account, for those purposes, after all other Tax Assets or other Tax attributes of the Buyer Indemnified Party or Seller Indemnified Party, as applicable, are utilized, consistent with Applicable Law.

        "Tax Deed" means the Tax Deed dated as of the Closing Date in substantially the form of Exhibit F to this Agreement.

        "Tax Matters" means all matters relating to the Taxes of the Companies.

        "Tax Returns" means any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with any determination, assessment or collection of any Tax or other administration of any Applicable Law.

        "Tax Warranties" means the representations and warranties set out in
Section 5.18 of this Agreement and the covenant set out in Section 7.01(j) of this Agreement.

        "Technical Information" means all know-how, information, data, trade secrets and expertise of a technical nature, whether patented or not.

        "Third Party" means a Person other than SELLER, the Companies or BUYER or their respective Affiliates.

        "Third Party Claims" has the meaning set forth in Article 2 of this Schedule A.

        "Third Party Insurer" means any insurer that is not, directly or indirectly, providing self insurance.

        "Threshold Amount" has the meaning set forth in Section 8.02 of the Non-US Sale Agreement.

        "Trademark Agreement" means the Trademark Agreement in substantially the form of Exhibit G to the Non-US Sale Agreement.

        "Trademarks" has the meaning set forth in the Trademark Agreement.

        "Transactions" means the transactions contemplated by the Transaction Documents.

        "Transaction Documents" means this Agreement, the SERH Note, the IT Interim Services Agreements, the Human Resources Agreement, the Environmental Agreement and the Tax Deed, including the Schedules and Annexes to such agreements and any Transfer Contracts.

        "Transfer Contracts" means (i) the Contracts providing for the transfer of any assets or properties to any Company from SELLER or any of its Affiliates or the assumption of any Liabilities by any Company from SELLER or any of its Affiliates, in each case, (ii) the Intellectual Property Transfer and License Agreement, and (iii) the Trademark Agreement; provided, however, that the term
                                              --------  -------
"Transfer Contracts" shall not include the Non-US Sale Agreement.

        "Transfer Taxes" means any sales, value added, transfer, transaction or registration taxes.

        "US Business" has the meaning assigned to the term "Business" in the Master Sale Agreement.

        "US Companies" has the meaning assigned to the term "Companies" in the Master Sale Agreement.

        "US Patent Rights" has the meaning assigned to the term "Patent Rights" in the Master Sale Agreement.

        "US Trademarks" has the meaning assigned to the term "Trademarks" in the Master Sale Agreement.

        "Voluntary Remedial Action" means and a "Voluntary Remediation Requirement" shall be deemed to have arisen where any Remediation Activities are performed or undertaken in connection with Site Contamination Issues, Disposal Issues, or Non-compliance Issues (i) which are to address contamination in excess of applicable cleanup standards or criteria under applicable Environmental Law; (ii) which are not required by any Governmental Entity or under any Environmental Law and for which no violation, penalty or sanction will be incurred, assessed or imposed as a result of a party's failure to perform such activities or to report the presence or Release of Hazardous Substances;
(iii)in relation to which no Environmental Claim has been made; and (iv) in relation to which it is very likely that there would be an Environmental Claim if the relevant Governmental Entity were aware of the nature and extent of the relevant Site Contamination Issues, Disposal Issues or Non-compliance Issues.